     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 7, 1997
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                   FORM SB-2
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                     PHYSICIANS CARE FOR CONNECTICUT, INC.

              CONNECTICUT                                   6324                                   04-1467896
       (State or jurisdiction of                (Primary Standard Industrial                    (I.R.S. Employer
     incorporation or organization)             Classification Code Number)                  Identification Number)

                              1520 HIGHLAND AVENUE
                          CHESHIRE, CONNECTICUT 06410
                                 (203) 699-2400
         (Address and telephone number of principal executive offices)

                            EDWARD J. BERNS, ESQUIRE
                              1520 HIGHLAND AVENUE
                          CHESHIRE, CONNECTICUT 06410
                                 (203) 699-2400
           (Name, address and telephone number of agent for service)
                         ------------------------------

                                   COPIES TO:

                         RICHARD L. TREMBOWICZ, ESQUIRE
                          HUTCHINS, WHEELER & DITTMAR
                           A Professional Corporation
                               101 Federal Street
                          Boston, Massachusetts 02110
                                 (617) 951-6600
                            ------------------------

    APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                         AMOUNT         PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
     TITLE OF EACH CLASS OF SECURITIES TO BE             TO BE           OFFERING PRICE    AGGREGATE OFFERING   REGISTRATION FEE
                   REGISTERED                      REGISTERED(1)(2)(3)    PER UNIT (1)         PRICE (4)              (4)
Class A Common Stock, no par value                       3,000               $4,000           $12,000,000            $3,637
Class B Common Stock, no par value                       3,000               $4,000           $12,000,000            $3,637

1. Up to 3,000 shares of Class A Common Stock and 3,000 shares of Class B Common Stock may be sold in this Offering. The Offering is subject to receipt of Subscription Agreements prior to the expiration of the Offering Period committing to purchases by physicians of not less than $8 million dollars of Class A and Class B Common Stock. In the event this threshold is not satisfied, the purchase price of both Class A and Class B shares shall be refunded, minus $450 dollars per share, which shall be retained by the Company in order to offset the costs associated with the Offering.

2. The Offering will terminate one hundred and eighty (180) days after the effective date hereof, unless extended by the Company's Board of Directors, in its discretion, for one additional sixty (60) day period (the "Offering Period").

3. Although the Company does not expect the maximum number of shares (3,000 shares of Class A Common Stock and 3,000 shares of Class B Common Stock) to be sold, the Company has registered such number of shares to be sold in order to afford Eligible Purchasers the opportunity to purchase Stock.

4. Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED MARCH 7, 1997

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                   PROSPECTUS

                                     (LOGO)

                     PHYSICIANS CARE FOR CONNECTICUT, INC.

                      3,000 SHARES OF CLASS A COMMON STOCK
                                      AND
                      3,000 SHARES OF CLASS B COMMON STOCK

                             ---------------------

    For a more detailed description of the risks associated with purchasing stock offered in this Prospectus, see "Risk Factors" beginning on page 6 of this Prospectus. For definitions of capitalized terms, see "Glossary" beginning on page 45 of this Prospectus.

    Physicians Care for Connecticut, Inc., a Connecticut corporation (the "Company") is offering (the "Offering") two classes of Stock, Class A and Class B Common Stock (the "Stock" or "Securities") to Eligible Purchasers, for a period of one hundred and eighty (180) days, with one sixty (60) day extension in the discretion of the Board (the "Offering Period"). Class A Common Stock and Class B Common Stock will be sold to Eligible Purchasers at a price of $4,000 per share to Eligible Purchasers, subject to a "prompt subscription" price of $3,000 per share for purchasers who execute and deliver to the Subscription Agent a Subscription Agreement to purchase shares within ninety (90) days of the commencement of the Offering. The Offering is subject to receipt of Subscription Agreements prior to the expiration of the Offering Period committing to purchases by physicians of not less than $8 million dollars of Class A Common Stock and Class B Common Stock. In the event this threshold is not satisfied, the purchase price of the Stock shall be refunded, minus $450 per share, which shall be retained by the Company in order to offset the costs associated with the Offering. See "Risk Factors" and "Terms of Offering--Eligibility Requirements to Purchase Stock." Up to 3,000 shares of Class A Common Stock and 3,000 shares of Class B Common Stock may be sold in this Offering. The Stock will be sold on a best efforts basis by a licensed broker-dealer, which will receive a sales commission on all shares of stock sold plus reimbursement for expenses incurred in connection with the Offering. In addition, under certain circumstances, Stock may be sold by the Company's officers, directors and physicians appointed to committees of the Company, none of whom will not receive compensation in connection with any offers or sales of Stock.

    The offering price has been arbitrarily determined by the Company's Board of Directors, based upon estimates of the capital necessary to begin operations of an Health Maintenance Organization ("HMO") and the price tolerance of potential investors. The offering price does not necessarily bear any relationship to the Company's asset value, net worth, or other established criteria of value and is greater than what its redemption price is anticipated to be for at least the first five (5) years after the Offering. The securities registered hereby are not intended to be a liquid or quickly appreciating investment, but do provide an opportunity to develop the Company's health care delivery system and to provide health care services to Members insured by the Company. See "Risk Factors." Purchasers who meet the eligibility requirements set forth in this Prospectus may purchase the Stock regardless of where they reside, subject to the Company's compliance with federal and state laws and regulations. See "Terms of Offering--Eligibility Requirements to Purchase Stock."

                         ------------------------------

THESE ARE SPECULATIVE SECURITIES WHICH INVOLVE A HIGH DEGREE OF RISK. SEE "RISK
  FACTORS." THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
       SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE SECURITIES AND
       EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
          PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

    Transfer of the Stock by investors is subject to restrictions and limitations pursuant to the Company's Bylaws. Consequently, no market for the Stock currently exists or will develop, and Stock offered hereby should be purchased only by purchasers who have read and understand this Prospectus and the benefits and risks of the investment. The terms and conditions under which the Company is required or permitted to redeem a stockholder's Stock are set forth in this Prospectus. See "Description of Securities--Transfer Restrictions and Redemption Provisions."

                                                                  MAXIMUM
                                                                  PRICE TO      UNDERWRITING DISCOUNT AND           MAXIMUM
                                                                   PUBLIC              COMMISSIONS            PROCEEDS TO COMPANY
                                                                 (1)(2)(4)                 (3)                      (3)(5)
Per Class A Share............................................   $      4,000(1)                TBD                       TBD
Per Class B Share............................................   $      4,000(2)                TBD                       TBD
Total minimum................................................   $  8,000,000(4)                TBD                       TBD
Total maximum................................................   $ 24,000,000                  TBD                        TBD

(1) Class A Common Stock will be sold at a cost of $4,000 per share, subject to a "prompt subscription" price of $3,000 per share for physicians who execute and deliver to the Subscription Agent a Subscription Agreement to purchase shares within ninety (90) days of the commencement of the Offering.

(2) Class B Common Stock will be sold at a cost of $4,000 per share, subject to a "prompt subscription" price of $3,000 per share for physicians who execute and deliver to the Subscription Agent a Subscription Agreement to purchase shares within ninety (90) days of the commencement of the Offering.

(3) To be determined. See "Plan of Distribution."

(4) In the event the Company does not receive subscriptions for an aggregate of $8 million of Class A Common Stock and Class B Common Stock, the Company shall terminate the Offering, and will receive only $450 per share subscribed in order to offset offering expenses.

(5) Before deducting expenses payable by the Company, estimated to be
    $         .

                 THE DATE OF THIS PROSPECTUS IS        , 1997.

                              FURTHER INFORMATION

    The Company's fiscal year ends on December 31st. The Company will deliver annual reports to its stockholders which will contain financial statements audited and reported upon by the Company's independent auditors within one hundred and eighty (180) days of year end. The Company intends to distribute quarterly reports for the first three quarters of each year containing unaudited interim condensed financial information and such other periodic reports as the Company may determine to be appropriate or as may be required by law. In addition, after this Offering, the Company will be subject to the informational requirements of the Securities Exchange Act of 1934 and, in connection therewith, will file reports, proxy statements, and other information with the Securities and Exchange Commission.

                            ------------------------

                               TABLE OF CONTENTS

SECTION                                                                                    PAGE
---------------------------------------------------------------------------------------  ---------
Prospectus Summary.....................................................................          3
Risk Factors...........................................................................          6
How to Subscribe in this Offering......................................................         16
Escrow Arrangements....................................................................         17
Subscription Agent.....................................................................         17
The Company............................................................................         18
Use of Proceeds........................................................................         18
Capitalization.........................................................................         19
Dilution...............................................................................         19
Plan of Operation......................................................................         20
Business...............................................................................         23
Management.............................................................................         32
Conflicts of Interest..................................................................         37
Related Party Transactions.............................................................         37
Terms of Offering......................................................................         38
Description of Securities..............................................................         41
Plan of Distribution...................................................................         43
Experts................................................................................         43
Additional Information.................................................................         44
Glossary...............................................................................         45
Index to Financial Statements..........................................................        F-1

                               PROSPECTUS SUMMARY

    The following is a summary of certain information contained in this Prospectus and is qualified in its entirety by the more detailed information appearing elsewhere.

THE COMPANY

    Physicians Care for Connecticut, Inc. (the "Company") was incorporated in 1996 as a Connecticut business corporation under the sponsorship of private practicing physicians to develop a statewide physician-owned and directed insurance company licensed as a Health Maintenance Organization ("HMO") and offering a comprehensive array of health insurance products. The Company will be predominantly owned by physician stockholders practicing in Connecticut who are expected to participate actively in the Company's affairs. As a condition to investment, each physician investing in the Company must agree to provide, pursuant to the terms of a Participation Agreement between the investing physician and MedServ IPA, Inc. ("MedServ IPA"), medical services to individuals who may be insured under the Company's products ("Enrollees"). The Company will prepare and file an application for a Certificate of Authority ("COA") with the Connecticut Department of Insurance (the "DOI") to operate as an HMO throughout the state of Connecticut and will seek such other regulatory approvals as necessary to offer its products should the COA be approved. The Company intends to provide coverage for comprehensive health care services to Enrollees under its insured products for a fixed, prepaid enrollment fee paid by or on behalf of the Enrollees.

    For a more comprehensive description of the Company's contemplated business operations, see "Business."

THE COMPANY'S MANAGEMENT

    The Company intends to enter into a Management Agreement (the "Management Agreement") with MedServ of Connecticut, Inc. ("MedServ"), which is the sole holder of the Company's Class C Common Stock. MedServ was organized in 1995 as a joint venture between the Hartford and New Haven Connecticut County Medical Associations. MedServ is a for-profit business corporation performing administrative functions for both county medical associations and intends to operate a Central Verification Organization ("CVO") to provide credentialing services which are intended to meet National Commission for Quality Assurance ("NCQA") credentialing standards. Key members of the MedServ management team will provide management services to the Company. The Management Agreement is expected to have a minimum term of ten (10) years and is automatically renewable for an additional ten (10) year period, unless terminated on one (1) year's prior notice by either party. MedServ and the Company's management will conduct the day to day operations of the Company.

    Under the Management Agreement, MedServ will exclusively provide management and administrative services in connection with the development, licensing, marketing, and operations of the Company. MedServ will be permitted to contract with third party independent contractors under subcontracts to provide some or all of the services required to be delivered under the terms of the Management Agreement.

    The Company intends to enter into a Provider Network Agreement ("Network Agreement") with MedServ IPA under which MedServ IPA will arrange for the availability of a network of qualified physicians throughout the state to provide medical services to Enrollees. MedServ IPA (formerly known as ProCare IPA, Inc.) is a Connecticut corporation, organized in October 1985 and formed specifically for the purpose of developing a network of physicians to provide services to health plan enrollees.

PHYSICIAN FINANCING OF SUBSCRIPTION PRICE

    In order to facilitate physician subscriptions, the Company has developed with Fleet National Bank ("Bank") a loan program through which a physician who meets lending criteria shall be eligible to borrow the amount of the Purchase Price pursuant to agreed terms set forth in the Loan Documents. The Company will not guarantee the payment of any borrowings under this program, nor will it declare any dividends on its capital stock in order to provide assurances for repayment.

STOCK TRANSFER RESTRICTIONS AND REDEMPTION

    Upon failure by a Class A Common Stockholder or, where a Group is a Class A Common Stockholder, the failure of a Group Physician, to maintain the necessary qualifications for status as an Eligible Purchaser, the Class A Common Stockholder shall immediately surrender the number of shares of Class A Common Stock corresponding to the number of such Physicians who no longer meet such qualifications, and the Company will cancel such shares and issue an equal number of shares of Class B Common Stock to such Stockholder. Any attempted transfer by a Class A Common Stockholder to a party which does not meet the requirements for status as an Eligible Purchaser shall be void and of no effect.

    If at any time a Stockholder receives a bona fide offer to transfer shares of Stock to an Eligible Purchaser, the Stockholder must offer to the Company in writing (the "Transfer Notice") a right of first opportunity to purchase such shares at an amount equal to the bona fide offer (the "Bona Fide Redemption Price"). The Company shall notify the Stockholder in writing (the "Election Notice") of its election to purchase such shares within thirty (30) days of receipt of the Transfer Notice (the "Election Period"). If the Company elects to purchase such shares, it may, at its election, make payment of the Purchase Price in cash or by delivery of a promissory note to the selling Stockholder in the principal amount of the Bona Fide Redemption Price, such note to have a term of not greater than two (2) years and providing equal quarterly payments of principal and accrued interest thereon, with interest at the prime rate as reported in the "Money Rates" section of the WALL STREET JOURNAL on the first day of the month preceding the notice of sale or transfer. The transfer shall occur within sixty (60) days of the Election Notice at the offices of the Company on the date and at the time set forth in the Election Notice. If the Company does not elect to purchase such shares, the Stockholder may sell such shares to the individual or entity identified in the Transfer Notice, for the Bona Fide Redemption Price specified in the Transfer Notice; provided that the closing of such sale occurs within sixty (60) days following the expiration of the Election Period. If a Stockholder otherwise wishes to sell his or her Stock to the Company, the Company, in its sole discretion, may redeem such Stockholder's Stock (optional redemption) for book value, or for such other amount and on such other terms agreeable to the Company and the Stockholder.

    At any time after the fifth anniversary of the issuance date of a Class A Common Stockholder's shares of Stock, the Company shall redeem all shares of stock (including Class A and Class B Common Stock shares) of a Class A Common Stockholder wishing to sell or transfer his/her shares upon the occurrence of one of the following events (termed an "Involuntary Transfer"): (i) the death or permanent disability of the physician; or (ii) the cessation of the physician's provision of medical services in Connecticut (I.E., retirement or relocation), provided, however, that Physicians who acquire shares of stock through this Offering and are 55 years of age or older on the date of receipt of an executed Subscription Agreement shall be eligible to redeem their stock at any time after the third anniversary of the issuance date of such stock. The Company shall purchase such shares of Stock at the "Involuntary Redemption Price" which shall equal the greater of (i) the then current net book value of such shares determined pursuant to Generally Accepted Accounting Principles ("GAAP") as of the most recently completed fiscal quarter of the Company, or (ii) the original issuance price of such shares. At the election of the Company, the Company may make payment in cash or by delivery of a promissory note to the selling Stockholder in the principal amount of the Involuntary Redemption Price, such note to have a term of not greater than five (5) years and providing equal quarterly payments of principal and accrued interest thereon, with interest at the prime rate as reported in the "Money Rates" section of the WALL STREET JOURNAL on the first day of the month preceding the notice of sale or transfer.

    Any obligation of the Company to redeem shares is subject to the condition that the Company not be insolvent, or by reason of such redemption, not (i) be rendered insolvent, (ii) violate a regulatory capital reserve requirement related to the conduct of the business of insurance, (iii) violate any contract to which the Company is a party, or (iv) results in a material impairment of the ability of the Company to conduct its affairs as determined by the Board of Directors in its reasonable judgment. The determination made by the Board of Directors from time to time as to whether the redemption of shares would materially impair the ability of the Company to conduct its affairs will depend upon a number of factors, including but not limited to (i) the amount of net proceeds received from this Offering or subsequent financings, if any; (ii) the income from operations earned and anticipated to be earned in connection with the Company's business in relation to the Company's budget and capital requirements; (iii) the amount of prior redemptions of Stock by the Company; and
(iv) the amount needed to meet statutory surplus requirements. As a result of the foregoing restrictions, a Stockholder of the Company should be prepared to hold his or her Stock indefinitely.

    The Board of Directors of the Company may adopt annually by resolution a limitation on the amount of funds available each fiscal year for the redemption of shares, which resolution shall set forth the priority of payments to Stockholders, and/or the proportionate amount of Stock to be redeemed from Stockholders, in the event the aggregate Purchase Price of shares for which redemption is otherwise required exceeds the limitation duly adopted.

    The Company's address is 1520 Highland Avenue, Cheshire, Connecticut 06410 and its telephone number is (203) 699-2400.

                                  RISK FACTORS

    The Stock offered hereby involves a high degree of risk. Accordingly, the Stock should be purchased only by persons who can afford to lose their entire investment. Each prospective investor should, prior to purchasing Stock, carefully consider the following risk factors, as well as all other information set forth in this Prospectus.

    1. DEVELOPMENT STAGE COMPANY: NO OPERATING HISTORY. The Company was incorporated on November 12, 1996. The Company is in the development stage and has no operating history and has generated no operating revenues. As such, the Company is subject to all of the risks inherent in a new enterprise, including, but not limited to the items discussed below. The Company has not completed the design of the benefit plans or the financial, operational and administrative plans of the Company's HMO and PPO, nor has it completed the drafting of contract documents, utilization management/quality assurance standards and systems, or payment levels and methodologies. The application for a COA which will enable the Company to operate as an HMO in the State of Connecticut will be filed after commencement of this Offering. The Company expects to begin generating operating revenues approximately six (6) months after the issuance of the COA.

    Investors should be aware of the difficulties typically encountered by a new enterprise and of the difficulty which the Company or MedServ may have in recruiting and retaining senior management personnel for an enterprise of the type to be undertaken by the Company. There can be no assurance that the Company's development will be successful or that its services or products will be successfully marketed, or that enough physicians will be willing to provide services to the Enrollees of the Company to enable it to operate an HMO or successfully market its products. Further, there can be no assurance that other health care providers (e.g., hospitals, ancillary providers, podiatrists, psychologists, etc.) essential for the successful operation of the HMO will enter into agreements with the Company to provide services to its Enrollees.

    2. RETENTION OF PROCEEDS. The Company will retain a portion of the proceeds of each subscription in order to offset costs associated with this Offering, even if this Offering is not consummated due to insufficient subscriptions to satisfy the $8 million threshold required for consummation. Expenses associated
with the Offering are estimated to be approximately $       . The Company
intends to access and use proceeds of subscriptions to pay expenses prior to the closing of this Offering. There can be no guarantee the Company will receive sufficient subscriptions to consummate this Offering, and, accordingly, subscribers may lose a part of their investments without receiving any shares.

    3. ANTICIPATED LOSSES FOR FIRST SEVERAL YEARS. It is anticipated that the Company will incur such losses and will have a substantial operating deficit for approximately thirty-one (31) months following the effective date of enrollment of Enrollees, and will have a cumulative operating deficit for approximately thirty-one months. There can be no assurance, however, that the Company will begin operating with positive cash flow within the estimated time frame described above, or that its actual deficits or number of Enrollees will be as estimated; it may take a significantly longer amount of time to achieve positive cash flow, if ever, and the Company's deficits may be significantly greater. The size of the deficit will depend upon, among other matters, the health status of Enrollees, the ability of management, the accuracy of actuarial projections, the per capita amount of premiums collected, the ability to market the Company's products successfully and to obtain Enrollees, the effectiveness of its utilization management programs in controlling unnecessary utilization of health services, the avoidance of epidemic or unexpected medical catastrophes, the length of time necessary to obtain regulatory approvals and any conditions attached to such approvals, and other factors not subject to precise estimation. If the Company fails to achieve positive cash flow within approximately thirty-one (31) months of the date on which it first enrolls Enrollees, or if the proceeds of the Offering are otherwise inadequate to fund the Company's operations until such time as the Company ceases to incur deficits, then additional financing may be required to cover losses incurred, which financing may not be available on terms acceptable to the Company, in which event a liquidation proceeding under the supervision of the Connecticut DOI might be instituted against the Company. The rules and regulations of Connecticut will determine how the assets of the Company would be distributed to creditors and Stockholders under such circumstances.

    4. GOVERNMENT APPROVALS AS A PREREQUISITE TO OPERATIONS. The Company will file an application for COA as an HMO with the Connecticut DOI. Such COA is essential to the operation of an HMO as proposed by the Company and, as a result, failure to receive approval from the DOI would have a significant adverse impact on the Company. If permitted by federal legislation, the Company intends to file an application to become a Competitive Medical Plan ("CMP") with the United States Health Care Financing Administration ("HCFA") to serve Medicare beneficiaries. In order for the Company to become a CMP, the Company must obtain HCFA's approval. The Company will expend substantial sums from the proceeds of the Offering towards the development of a CMP. If HCFA denies the Company status as a CMP, the Company would be unable to offer insurance to the state's elderly population competitively, which would have a significant adverse impact on the Company.

    5. GOVERNMENT REGULATION. HMOs are subject to extensive state and federal governmental regulation. Among the areas regulated are the scope of benefits required to be made available to Enrollees, minimum capital required to be maintained, the manner in which premium rates are structured, procedures for review of quality assurance programs, enrollment disclosures and requirements, the relationship between the Company and its health care providers and the financial condition of the Company. Failure of the Company to comply with such regulations could result in the loss of its COA in Connecticut or federal authority to operate a CMP or an HMO, if such federal authority is obtained. In lieu of specified plans required to be offered per state regulation, federally qualified HMOs are permitted to offer plans approved in accordance with laws governing a federally qualified HMO. In the future, the Company will assess the advantages and disadvantages of obtaining federal HMO qualification. Until and unless federal HMO qualification is obtained, the Company will be required to offer the plans required by Connecticut law. See "Business."

    It is anticipated that there may be extensive additional changes to state and federal regulation of health care providers, insurers and HMOs over the next several years. Connecticut has begun to deregulate some aspects of hospital rates. However, Connecticut still oversees and regulates the rates that hospitals charge for services rendered. As a result, the Company may be limited in its ability to negotiate favorable rates from hospitals. To the extent Connecticut further deregulates hospital rates, hospitals may have an incentive to compete with one another for business which may enhance the Company's ability to negotiate favorable rates with participating hospitals. However, increased competition may have a negative impact upon the financial viability of certain hospitals with which the Company contracts.

    In addition, it is impossible to predict whether reforms which may be considered by the federal government will be adopted, or to forecast the impact that federal legislation, if enacted, may have on the health care delivery system and the Company's business. See "Business--Industry Analysis--Government Regulation."

    Federal law prohibits physicians from paying or receiving any remuneration, directly or indirectly, for the referral of a patient. In addition, federal law, under certain defined circumstances, prohibits referral by a physician to a health care entity in which the physician or his immediate family has a financial interest.

    Under the Medicare and Medicaid Fraud and Abuse Law, also known as the Anti-kickback Statute, a physician is prohibited from: (A) soliciting or receiving any remuneration in return for referring a patient to another health care provider; and (B) offering or paying any remuneration to induce the referral of patients to the physician.

    Based upon the Company's plan of operation, and subject to receipt of all necessary governmental approvals, the Company believes that neither the Company nor its physician Stockholders will be in violation of either federal or Connecticut law as a result of the operation of, or participation in, the Company as an HMO or the offering of other insurance products. To the extent that physicians refer patients to other physicians, they will receive no remuneration from such referral. Moreover, the Company will not require nor encourage physicians to refer patients to entities in which they have a financial relationship. For a discussion of federal and state anti-kickback and anti-referral laws, see "Business-- Industry Analysis--Government Regulation--Federal Anti-kickback and Anti-referral Laws."

    If the Company becomes a CMP, it must comply with certain requirements and restrictions imposed by the federal government relating to risk-sharing arrangements with Physicians. These requirements and restrictions may adversely affect the Company's ability to incent physicians to manage medical risk effectively.

    6. RISKS OF INADEQUATE WORKING CAPITAL AND TERMINATION OF AGREEMENTS WITH PROVIDERS. If premiums from Enrollees enrolled in the Company are not sufficient to cover payments to providers and other operating expenses, the Company will operate at a loss which, if substantial, could have a material adverse impact on the Company's working capital. If the Company is unable to make payments to physicians and other health care providers, such providers could terminate their agreements with the Company. The termination of a significant number of provider Participation Agreements could result in too few physicians and other health care providers to service Enrollees, thereby diminishing the attractiveness of the Company's products, resulting in reduced Enrollee growth and further reducing working capital resulting in the possible loss of a COA to operate an HMO, if obtained. See "Use of Proceeds" and "Risk Factors-- Anticipated Losses for First Several Years."

    Given the potential need to obtain additional capital, depending upon unpredictable market conditions, the Company will continue to explore opportunities for strategic partnerships which improve the Company's capital position and contribute expertise beneficial to the conduct of the Company's business. To date, the Company has not explored any such strategic partnerships.

    7. RESTRICTIONS ON TRANSFERABILITY OF STOCK AND THE ABSENCE OF A PUBLIC OR OTHER TRADING MARKET FOR STOCK. Stock of the Company cannot be transferred by a Stockholder to any person or entity other than to an Eligible Purchaser. As a result, there will be no public market for the Stock of the Company. The Company must redeem shares under certain circumstances, and may redeem shares otherwise. See "Description of Securities--Transfer Restrictions and Redemption Provisions." In the event that redemption of shares would result in the Company becoming insolvent, violating any capital reserve requirement, or violating any contract to which the Company is party, such redemption shall not be made, and the parties requesting redemption shall receive no other compensation for the shares sought to be redeemed. In addition, the Company may adopt limitations on the amount of funds available each year for the redemption of shares. The Board of Directors of the Company may, in its sole discretion, determine the amount of funds available each year for the redemption of shares, as well as the priority of payments to Stockholders. As a result of the foregoing restrictions, a Stockholder of the Company should be prepared to hold his or her Stock indefinitely.

    8. NEED FOR AGREEMENTS WITH A SUFFICIENT NUMBER OF PARTICIPATING HEALTH CARE PROVIDERS. The Company has contracted with MedServ IPA to arrange for the availability of a physician network. Pursuant to the terms of the Network Agreement, MedServ IPA exclusively arranges for the provision of sufficient numbers of physicians throughout the State to provide physician services to Enrollees enrolled with the Company. The contract with MedServ IPA may be terminated if the Company, in its sole discretion, believes that MedServ IPA does not have contracts with a sufficient number of physicians necessary for the Company to market its products effectively.

    The Company has not started the process of entering into provider agreements with hospitals and other health care providers. There can be no assurance that MedServ IPA will have a sufficient number of physicians or that the Company will contract with enough other health care providers to provide adequate access to medical services for Enrollees. In such case, the Company may not be able to sell its products or services statewide. The inability of MedServ IPA to maintain a sufficient number of physicians in its network could reduce the Company's ability to compete with other HMOs in Connecticut and may have an adverse effect upon the financial condition of the Company. If MedServ IPA's Participation Agreements are terminated by physicians, or other health care providers terminate their contracts with the Company, the Company's ability to continue to market its products or services would be adversely affected.

    9. NO ASSURANCE OF BENEFIT AS A PARTICIPATING PHYSICIAN. The Company believes that one benefit related to ownership of Stock is the opportunity to form a physician-directed HMO. The Company will require that all physicians executing a Participation Agreement with MedServ IPA be Stockholders of the Company. This requirement may diminish the number of physicians willing to execute Participation Agreements and to provide services to the Company's Enrollees. Furthermore, the Company, in its sole discretion, retains the authority to eliminate the requirement that physicians wishing to execute Participation Agreements also be Stockholders. There is no assurance that the benefits of participation will be available only to Stockholders of the Company.

    There is no assurance that the patient care revenues received by Participating Physicians for services rendered by them will be sufficient to cover a physician's costs of providing services or to cause physicians to maintain Participation Agreements with MedServ IPA. The benefits from participation as a participating physician, if any, may not compensate for a potential loss on the investment made in this Offering.

    10. OVERABUNDANCE OF PARTICIPATING PHYSICIANS. The Company may have greater than an appropriate number of Participating Physicians in certain specialties within certain geographic areas for its HMO and other insurance products. To the extent that there are too many Participating Physicians in certain specialties within a geographic area, the revenue realized by any physician in that specialty for services rendered to the Company's Enrollees may not be as great as anticipated. There is also a risk that if a large number of physicians become Participating Physicians of the Company and providers to the HMO, each Participating Physician will have fewer patients and less income attributable to the Company's HMO. See "Risk Factors--Method of Reimbursement for Physician Services."

    11. LIMITATION ON CAPITAL--ELIGIBILITY OF PURCHASERS. There are certain eligibility criteria in order to purchase Class A Common Stock of the Company. To be an Eligible Purchaser of Class A Common Stock, an individual must: (i) be a physician licensed in the state in which the physician practices; (ii) be a member of his or her County and State Medical Societies, if available; and (iii) have a Participation Agreement with MedServ IPA in effect. Class A Common Stock may also be held by a professional corporation, partnership, limited liability corporation, business trust, trust, IPA or PHO owned and controlled by a majority of physicians who provide physician services on behalf of the entity, provided that the physicians meet the foregoing requirements. To be an Eligible Purchaser of Class B Common Stock, the purchaser may be a physician who owns one share of Class A Common Stock, or a hospital or other investor approved by the Company, in its discretion. Accordingly, the number of potential Eligible Purchasers is limited which, in turn, restricts the potential capital that the Company may raise in this Offering, or thereafter, if the Company needs additional capital.

    12. CONTROL BY CURRENT STOCKHOLDER. MedServ, as the sole holder of the Company's Class C Common Stock, has the right to designate greater than a majority of the Board of Directors of the Company. In addition, greater than two-thirds of the MedServ directors must approve certain extraordinary corporate actions such as (i) a sale of liquidation of the Company; (ii) the appointment of management personnel; (iii) a merger or consolidation involving the Company;
(iv) the incurrence of in excess of one million dollars of debt; (v) an amendment to the Company's Certificate of Incorporation or Bylaws; and (vi) any matter required by law to be submitted to the stockholders for a vote. Accordingly, MedServ will be able to determine the outcome of all corporate actions requiring approval by the Board of Directors or stockholders and to control the business affairs of the Company.

    13. POTENTIAL FOR UNNECESSARY UTILIZATION OF HEALTHCARE SERVICES. The Company intends to utilize a "Care Manager" system for providing physician services. This system will require each Enrollee to select a Primary Care Physician (i.e., Internist, Family Practitioner, General Practitioner, Pediatrician or physician satisfying other criteria established from time to time by the Company) to coordinate delivery of all medical services. In addition, females may select an Obstetrician/Gynecologist to provide gynecological exams or care related to pregnancy and any primary or preventive obstetric and gynecologic services as defined by the Company. Each Enrollee will be required, except in an emergency, to obtain a referral from his or her Care Manager in order to obtain services covered by the Company from any provider other than the Care Manager. Although this system seeks to limit unnecessary utilization of medical services without compromising the Company's goal of providing the highest quality of medical care possible, there is still a risk that there will be unnecessary utilization of medical services. Furthermore, Enrollees may find the requirement to obtain a Care Manager's authorization for referral to be burdensome, which may lead to Enrollee disenrollment.

    If the Company employs a Fee For Service ("FFS") payment arrangement, the Company's reimbursement methodology may encourage unnecessary utilization of health care services, causing the Company to incur higher than anticipated costs. Notwithstanding the use of a Care Manager system and the use of other efforts to control unnecessary utilization, the Company may suffer serious adverse financial consequences as a result of unnecessary utilization of health care services. "Business--Quality Assurance Program" and "Business--Utilization Management Program."

    14. SUBSTANTIAL COMPETITION. The Company will compete with other prepaid health plans and with traditional health insurers in its geographic area, as well as with self-insured programs and other managed care companies offering a range of health insurance products. Moreover, a number of traditional indemnity insurers have begun to market aggressively HMO or managed care products of their own. Other programs or entities, including Physicians Health Services, Inc., Blue Cross & Blue Shield of Connecticut, Inc., ConnectiCare, Inc., M.D. Health Plan, Inc., Oxford Health Plans, Inc., Medspan, Inc., Cigna Corporation, and Aetna Health Plans of Southern New England, Inc. have greater operating experience and are substantially better capitalized than the Company, making them better able to compete in the marketplace. Under proposed changes to federal laws, groups of health care providers may seek to contract directly with employers or other purchasers of health insurance products, thereby eliminating or reducing the need for HMOs. Furthermore, employer purchasing coalitions are seeking to bypass the Company and its competitors when purchasing health care services for employees and dependents by contracting directly with health care providers. The Company expects substantial competition for its services. See "Business--Industry Analysis--Competition."

    15. NET WORTH REQUIREMENTS. In order to fulfill the HMO application, the Company must have to satisfy statutory minimum net worth requirements as interpreted by the Connecticut DOI. In order to comply with the minimum net worth requirements, the Company must maintain a regulatory minimum net worth of $1,500,000 ($3,000,000 if the Company elects to offer a point of service product) with anticipated need for no less than an estimated $4,000,000 net worth. The DOI retains discretionary authority to modify these amounts in order to protect the interests of Enrollees. The DOI also requires HMOs to maintain a minimum annual net income from operations. There is no assurance that the Company will generate sufficient earnings to meet the DOI reserve and net income requirements after the Company commences operation as an HMO. Failure to meet these requirements could result in suspension of operation of the Company as an HMO and the revocation of the Company's COA to operate an HMO. Further, there is no assurance that minimum regulatory reserve on earnings levels will not be increased in the future, which increases may adversely affect the Company. See "Business--Industry Analysis--Government Regulation."

    16. METHOD OF REIMBURSEMENT FOR PHYSICIAN SERVICES. Since the Company cannot initially predict the behavior of its Participating Physicians with respect to their adherence to established practice guidelines affecting utilization of resources, profitability in the initial years of operations cannot be assured. If, however, profits do accrue, it is intended that they be used to increase the Company's capital, to reduce premiums, to re-invest in the Company's operations, to support information system infrastructure development by Participating Physicians, and to increase participating provider reimbursement. It is currently intended that physicians will be reimbursed the lesser of (a) their usual and customary fees, (b) the fee set forth on a fee schedule adopted by the Company, or (c) a negotiated rate (in each case, less any applicable copayments, coinsurance, or deductibles). For most services, the maximum fee schedule may be based on the Resource Based Relative Value Scale ("RBRVS") for Connecticut (with the Company, in its discretion, possibly implementing geographic adjustments which may be phased out over time). The maximum fee for services which are not included in RBRVS will be established by the Company upon the advice of its consultants based on a similar methodology. As such, Participating Physicians may be dissatisfied with their level of reimbursement and terminate their Participation Agreements and may request a redemption of their Stock. In addition, the Company may not be able effectively to negotiate payment rates to providers, leading to increased costs for the Company. See "Risk Factors--Need For Agreements With a Sufficient Number of Participating Health care Providers" and "Description of Securities--Transfer Restrictions and Redemption Provisions."

    17. POTENTIAL LIMITATION ON OUT-OF-STATE SERVICES. The Company intends to develop its provider network and customer base within Connecticut. Since many individuals residing in Connecticut commute to employers located in New York, Massachusetts and Rhode Island, the Company may need to establish arrangements with out-of-state providers and may, in the future, need to become licensed as an HMO or insurance company in some or all of these states in order to attract regional employer accounts. Failure to be licensed to sell products or services in neighboring states could adversely affect the Company's ability to market its services to multistate businesses and Connecticut businesses having a significant number of employees located or residing outside Connecticut, thereby limiting the market for the Company's products, and Enrollees who commute over state lines may encounter difficulties in obtaining convenient access to the Company's provider network. Additionally, to the extent Enrollees require medical services outside of the area covered by the Company's network, the Company's ability effectively to manage the costs of those services may be greatly reduced.

    18. CONFLICTS OF INTEREST. The Company intends to market its HMO to employers and individuals throughout Connecticut, including physicians and hospitals which are Stockholders and directors of the Company. Accordingly, some of the Enrollees of the Company's HMO may be Stockholders or employees of Stockholders. Further, the Company's Stockholders may own shares and/or participate in competing organizations, such as other HMOs, hospitals and other providers. The Company's Stockholders may also have an interest in free-standing facilities or other providers with which the Company has contracted. In addition, there may be a conflict between a Stockholder's interest in the profitability of the Company and the desire to maximize compensation received for performing medical services for Enrollees under the terms of Participating Agreements. MedServ stands in a similar position in that it will attempt to maximize the profitability of the Company and also seeks to profit from providing management services. This conflict is complicated by MedServ's ownership of all of the Class C stock, which grants MedServ effective veto power over certain of the Company's actions and decisions. In addition, those companies with which MedServ may subcontract may experience conflicts of interest. See "Conflicts of Interest and "Related Party Transactions."

    19. NEED FOR POINT OF SERVICE PLAN. HMOs against which the Company is expected to compete have the present capability of offering Point of Service ("POS") plans to their Enrollees. A POS plan permits Enrollees to utilize the services of physicians who do not maintain Participating Agreements with MedServ IPA, and in some cases, other non-participating providers, each at an additional charge. Under current Connecticut regulations, HMOs have the option of providing a POS plan by (i) obtaining an indemnity insurance license, (ii) complying with specific statutory and regulatory requirements issued by the Connecticut DOI which include increased reserve requirements, or (iii) entering into a contractual arrangement with a health indemnity insurance company to provide a POS plan to Enrollees. The Company has not satisfied the requirements to offer a POS plan. If the Company does not have a competitive POS plan to offer Enrollees, the Company may not be competitive with other HMOs operating in Connecticut. This could have a potentially adverse effect upon the financial condition of the Company.

    20. REINSURANCE, INSOLVENCY, AND PROFESSIONAL LIABILITY COVERAGE. To insure against catastrophic losses, the Company intends to obtain reinsurance with a qualified reinsurer with a retention limit of $100,000 per Enrollee per year and the Company intends to increase this limit to $250,000 per Enrollee per year during subsequent years as the Company's financial resources allow and the number of Enrollees increase. Reinsurance does not legally discharge the Company from its primary liability to the insured for the full amount of the policy, but it does make the reinsurer liable to the Company to the extent of the reinsured portion of any loss ultimately incurred.

    The Company will obtain insolvency coverage, as required by Connecticut law, to provide for certain payments to physicians and other health care providers for coverage of its insureds in the event of an inability by the Company to make such payments. The Company may become subject to claims for which it may not be fully insured, including claims for failure to provide medical coverage, for wrongful termination of coverage, and for malpractice in the provision of services. Although the Company does not directly provide medical care to Enrollees, care will be rendered to the Enrollees of the HMO in accordance with guidelines and protocols established by the Company, its Board and its committees. Therefore, it is possible that the Company may be held liable for medical malpractice claims against one or more of its Participating Providers. The Company will obtain insurance from an A.M. Best A+ (Superior) rated carrier to protect itself from such claims and losses. This policy is expected to have limits of $1 million dollars per incident with an aggregate limit of $10 million dollars in any given policy year. Additionally, the Company currently intends to obtain an umbrella policy with limits consistent with industry practice for a similar sized operator of an HMO to protect itself from these and other liability claims against the Company.

    Although the Company believes it will be adequately insured against such claims and losses, a claim or series of claims against the Company could exceed policy limits and adversely affect the Company's financial condition. In addition, there can be no assurance that in the future such coverages will be available to the Company at a commercially reasonable rate.

    21. EXPERIENCE OF BOARD: RELIANCE ON MEDSERV. No member of the Board of Directors devotes full-time to managing the Company's affairs. Moreover, no member of the Company's Board of Directors has substantial experience in the creation and management of an HMO.

    The Company has entered into a Management Agreement with MedServ to assist the Company in developing its business and operations and in obtaining a COA to operate an HMO on a statewide basis. As a result, the Company has been and will continue to be substantially dependent upon MedServ, under the direction of the Company's Board of Directors, to manage the Company's activities. Although MedServ is staffed with employees and consultants who have substantial experience in the health care and insurance industries, MedServ is a management firm that itself has not previously been involved in HMO development projects. Loss of the services of MedServ could have a material adverse effect on the Company.

    The Company's success will be substantially dependent upon the senior management team supplied by MedServ from time to time. In the event of a termination of the Management Agreement, MedServ's then current operating management personnel providing services to the Company may elect to remain in the employ of MedServ or its parents. In such event the Company, during the notice period prior to termination, would have to seek to hire senior management personnel to replace those persons supplied by MedServ. Thus, although the Company retains the right to terminate the MedServ contract, it might suffer adverse consequences as a result of a termination of the Management Agreement.

    The Company also has entered into a Network Agreement with MedServ IPA, under which MedServ IPA shall make available a network of qualified physicians throughout the state to provide medical services to the Company's Enrollees. To the extent that MedServ IPA is not able to deliver a network of physicians in any portion of the state, the Company is free to establish its own network in that portion of the state and/or to terminate the Network Agreement with MedServ IPA. The Company's success will be substantially dependent upon the physician network provided by MedServ IPA. See "Management."

    22. ANTITRUST CONSIDERATIONS. Federal and state laws may limit the scope of the Company's activities. The Company will not require Participating Physicians or other health care providers to contract exclusively with the Company, and it will not preclude Participating Physicians from providing services to Enrollees of other HMOs. The Company may seek preferred or exclusive vendor relations with some providers of healthcare services whereby the Company will purchase services only from designated vendors. The Company will address antitrust issues on a case-by-case basis. Whenever physicians or other health care providers join together to form ventures for the delivery of health care services, antitrust issues may be present. Issues primarily concern possible conspiracies, combinations and agreements in restraint of competition, price fixing, boycotts, exclusive dealing arrangements, and concerted refusals to deal. The Company has attempted to minimize its antitrust risk. Nevertheless, the law in this area is unsettled and very fact specific. There can be no assurance that there will not be a challenge to the Company's operations on the basis of antitrust violations at some time in the future. If antitrust investigations were initiated or legal actions were to be filed against the Company, it would be forced to incur substantial legal expenses. Moreover, if any antitrust challenge were to be successful, the Company could suffer additional material adverse consequences, including cease and desist orders with respect to certain business practices and monetary damages.

    23. POTENTIAL NEGLIGENCE CLAIMS AGAINST HMOS. There is a possibility that the Company could be held liable for medical malpractice committed by a physician with whom it contracts to provide medical services to its Enrollees. There is also a possibility that the Company could be found liable for damages due to its determination that certain services are not medically necessary, its failure to refer a patient outside of its provider network, its failure to cover certain medical procedures, or other policies that may affect the level and/or quality of medical services provided to its Enrollees. Case law in this area is undergoing continued development at this time and it is difficult to determine the extent of the Company's liability, if any, for any such claims in the future.

    Although the Company has purchased professional liability coverage, such policy may not cover the above described potential claims or be sufficient in amount to satisfy specific claims, which could adversely affect the financial condition of the Company. See "Risk Factors--Reinsurance, Insolvency and Professional Liability Coverage."

    24. DETERMINATION OF THE OFFERING PRICE. The offering price per share for the Company's Stock has been arbitrarily determined by the Board of Directors, based upon estimates of the capital necessary to begin operations of an HMO and the price tolerance of potential investors. Accordingly, the offering price does not necessarily bear any relationship to the present or future assets, earnings, book value or net worth or other established criteria of value of the Company. The offering price should not be considered to be an indication of the present or future value of the Company's Stock.

    25. BROAD DISCRETION OF MANAGEMENT FOR USE OF PROCEEDS. The proposed Use of Proceeds is based upon Management's best estimate given their knowledge of facts and circumstances existing as of the date of this Prospectus. The Company's management will have broad discretion as to the application of such proceeds, particularly if a substantial number of shares are sold in this Offering. See "Use of Proceeds."

    26. ANTI-TAKEOVER PROVISIONS. The Company's Certificate of Incorporation and Bylaws contain provisions that might diminish the likelihood that a potential acquiror would make an offer for the Common Stock, impede a transaction favorable in the interests of the stockholders or increase the difficulty of removing members of the Board of Directors or management. MedServ, as the sole stockholder of the Class C Common Stock, has the right to designate greater than a majority of the Board of Directors. Furthermore, elections for members of the Board of Directors will be held on a staggered basis limiting the stockholders' ability to change the composition of the Board of Directors. In addition, greater than two-thirds of the directors appointed by the Class C Common stockholder must approve any of the following actions: (i) a sale or liquidation of the Company; (ii) the appointment of management personnel; (iii) a merger or consolidation involving the Company; (iv) the incurrence of in excess of one million dollars of debt; (v) an amendment to the Company's Certificate of Incorporation or Bylaws; and (vi) any matter required by law to be submitted to the stockholders for a vote.

    27. DILUTION. Prospective investors should be aware that the net tangible book value of the Company's stock immediately following completion of this Offering will be less than the Offering Price. This is because various expenses in connection with the Offering will be paid from such funds, and the Company has already incurred significant expenses in connection with the preparation of its COA application and the development of its business and operations. See "Dilution."

    28. HMOS' POTENTIAL INELIGIBILITY FOR FEDERAL BANKRUPTCY PROTECTION. A domestic insurer is ineligible to pursue a reorganization or liquidation under any chapter of the United States Bankruptcy Code as presently enacted. The law is unclear as to whether an HMO organized and operating in Connecticut would be classified as a domestic insurer and found ineligible to pursue a liquidation or reorganization under Federal bankruptcy laws. In light of this uncertainty, one should assume that a reorganization or liquidation of the Company would have to be conducted under the Connecticut insurance insolvency laws. Under either the Federal bankruptcy laws or the Connecticut insurance insolvency laws, Stockholders of the Company will be afforded the lowest priority upon liquidation, and will receive a return of their investments only if all of the Company's subscribers, providers and trade creditors have been paid in full.

    29. LIMITATION ON LIABILITY OF OFFICERS AND DIRECTORS. The Company's Certificate of Incorporation provides that, except as prohibited by law, officers and directors of the Company will not be personally liable to the Company or its Stockholders for monetary damages resulting from breaches of any duty owed to the Company or its Stockholders. The Company has obtained Directors' and Officers' liability insurance which, under certain conditions and circumstances, covers the types of liabilities described in this paragraph.

    30. CERTAIN TAX CONSIDERATIONS. For federal income tax purposes, an HMO may be treated as a tax-exempt entity under Section 501(c)(3) of the Internal Revenue Code (the "Code"), a taxable insurance company under Subchapter L of the Code, or a taxable corporation under Subchapter C of the Code, among other options, depending on the facts and method of operation. Whether a taxable HMO will be taxed as an insurance company under Subchapter L of Code remains uncertain at this time because of certain positions and actions taken by the Internal Revenue Service (the "IRS"). To meet the U.S. Department of the Treasury regulatory definition of an "insurance company," an HMO's predominant business must consist of the issuance of insurance contracts. For an HMO contract to be considered an insurance contract, it must involve genuine shifting and distributing of risk to the HMO. To be considered an insurance company, the HMO must retain the insurance risk rather than transferring it to a provider or its contracting subscribers. In a recent nonbinding ruling, the IRS held that a particular IPA model HMO, which contracts with outside physicians on a fee-for-service basis, is an insurance company because it acts as an indemnifier and retains the ultimate insurance risk. The Company intends to contract initially with physicians on a fee-for service basis, which may permit the Company to qualify as an insurance company for income tax purposes. The Company, however, may enter into risk sharing arrangements with participating providers in the future, which arrangements may shift all or a substantial portion of the risk of the cost of medical services to such providers. Such arrangements may disqualify the Company from obtaining insurance company status under IRS regulations.

    The Company is currently consulting with its accounting and tax advisors to assess the viability of various reporting positions and benefits to be derived therefrom. Ultimately, there can be no assurance that the IRS will not challenge the reporting position selected by the Company. To the extent the Company is treated as an insurance company, it will be eligible to take reporting positions which provide certain advantages to and impose certain restrictions on, the Company. Specifically, estimated reserves for future claim payments will be deductible (on a discounted basis) in the current taxable year. Conversely, qualification as an insurance company may limit the Company's flexibility to structure innovative risk sharing compensation arrangements with participating providers, which arrangements create incentives to manage medical risks more effectively. At this early stage of the Company's development, it is not feasible to make a decision regarding tax status at this time.

    In addition, prospective investors may be subject to risks regarding the tax effect of this investment. Such risks are not, nor are they intended to be, addressed in this Prospectus and each prospective investor should consult a tax advisor prior to making an investment.

                       HOW TO SUBSCRIBE IN THIS OFFERING

GENERAL

    Accompanying this Prospectus are the following documents:

        (1) A Subscription Agreement;

        (2) Materials for applying for a loan from Fleet National Bank, which include:

            (i) A loan application page, which contains limited financial information and assignment of proceeds of loan to the Company; and

            (ii) A promissory note to the Bank (collectively the "Loan Documents");

        (3) A MedServ IPA Participation Agreement and the attached Physicians Care Primary Care Physician or Physicians Care Specialist Physician Attachment;

        (4) An envelope for returning completed subscriptions through the U.S. Postal Service; and

        (5) A pamphlet which, in question and answer format, addresses the questions likely to arise in the subscription process (the "Physicians Care For Connecticut Offering--Questions & Answers").

    To be eligible to subscribe for a share of Class A Common Stock and Class B Common Stock in the Offering, the subscriber should return the enclosed postage paid envelope with (i) a check or money order payable to Physicians Care for Connecticut, Inc. in the amount of the Purchase Price, (ii) a Subscription Agreement, properly completed and signed, (iii) the executed MedServ IPA Participation Agreement, including a check to cover the $200 administration fee relating thereto, and the Physicians Care Primary Care Physician or Physicians Care Specialist Physician Attachment, as applicable; and (iv) if a loan is requested by the prospective subscriber, the executed Loan Documents. No other documents are required to or should be included in the return envelope. The check or money order, the executed Subscription Agreement, the executed MedServ IPA Participation Agreement and Physicians Care Primary Care Physician or Physicians Care Specialist Physician Attachment and, if requested, the Loan Documents are referred to as the "Subscription Documents." Since subscriptions may be limited and will be accepted on a first come first served basis, prospective subscribers are advised to send their check or money order in good funds along with their properly completed and signed Subscription Agreement as soon as possible following receipt of this Prospectus, and the Subscription Documents must be received by the Escrow Agent or postmarked no later than the last day of the Offering Period (the "Expiration Time").

    Copies of the "Physicians Care for Connecticut Offering--Questions & Answers," and Subscription Agreement are also included in the back of this Prospectus as Exhibits A and B respectively. Each prospective subscriber should review this Prospectus and these documents carefully.

QUESTIONS

    Due to regulatory considerations none of the Company, the Subscription Agent or the Escrow Agent (as defined below under--"Completion and Mailing of Subscription Agreements") will be able to answer verbally the questions of potential subscribers relating to this Offering. Accordingly, subscribers should not call the Company, the Subscription Agent or the Escrow Agent with any questions regarding the Offering or the information contained herein, including how to subscribe. Subscribers should refer to the "Physicians Care for Connecticut Offering--Questions and Answers," included in the back of this Prospectus as Exhibit A beginning on page A-1, which the Company believes should answer most questions subscribers to the Offering may have.

COMPLETION AND MAILING OF SUBSCRIPTION AGREEMENTS

    A subscription will be rejected by the Company unless the Subscription Agreement is (i) fully and properly completed, signed and received by MedServ IPA, the Company's Subscription Agent, and (ii) the Subscription Agent has received a check or money order for good funds in the amount of the Purchase Price payable to "Physicians Care for Connecticut, Inc.," prior to the Expiration Time at:

    Physicians Care for Connecticut, Inc.
    c/o MedServ IPA, Inc.
    1520 Highland Avenue
    Cheshire, Connecticut 06410
    Attn: Stock Subscription

    The Subscription Agent will promptly forward all checks and money orders for subscriptions that have not been rejected to Fleet National Bank (the "Escrow Agent") for deposit into an escrow account (the "Escrow Account") maintained with the Escrow Agent. See "Escrow Arrangements."

    Subscriptions will be rejected by the Subscription Agent and returned to the subscriber if (i) the Subscription Agreement is improperly completed or unsigned, (ii) the Subscription Agreement is sent without accompanying check or money order in good funds in the amount of the Purchase Price, (iii) the Subscription Agreement accompanied by a check or money order for the Purchase Price in good funds is not received by the Subscription Agent by the Expiration Time, (iv) the Subscription Agreement is accompanied by a check or money order for the Purchase Price not in good funds, (v) the proposed subscriber does not meet the qualification of an Eligible Purchaser, (vi) all shares of Class A Common Stock offered in the Offering have been fully subscribed, or (vii) the Offering has been terminated as described below under--"Termination of Offering".

METHOD OF PAYMENT

    Only checks and money orders will be accepted as payment. Cash, credit card numbers and other forms of payment should not be sent and will not be accepted. The check or money order must be payable in U.S. dollars and drawn on a bank in the United States. The check must be honored upon initial deposit; no attempt will be made to redeposit any dishonored check.

    DUE TO LEGAL AND OTHER RESTRICTIONS, THE COMPANY AND ITS AGENTS WILL NOT ACCEPT FUNDS DRAWN ON INDIVIDUAL RETIREMENT ACCOUNTS ("IRAS"), KEOUGH ACCOUNTS, MUTUAL FUND ACCOUNTS, CASH MANAGEMENT ACCOUNTS OR OTHER TYPES OF RETIREMENT OR INVESTMENT ACCOUNTS.

ACCEPTED SUBSCRIPTIONS

    Unless the Offering is terminated, subscriptions meeting the subscription requirements discussed above which are received by the Subscription Agent will be accepted by the Company, subject to qualification of the Subscriber as an Eligible Purchaser. The Company will cause the Subscription Agent to forward to each subscriber whose subscription has been accepted promptly following the closing of the Offering a certificate representing the number of shares of Class A Common Stock and, if applicable, Class B Common Stock subscribed and for which payment has been made.

    No Subscription Agreement will be formally accepted by the Company until the Purchase Price of all subscribed Class A Common Stock and Class B Common Stock from physicians exceeds $8 million. Therefore, subscribers will not be notified that their Subscription Agreements have been accepted, and should not expect to receive certificates representing their shares of Class A Common Stock or Class B Common Stock, until sometime after the Expiration Time. Pending the Initial Closing of the Offering, all monies, less $450 per subscribed share, will be held in the Escrow Account maintained with the Escrow Agent. See "Escrow Arrangements" below. Thereafter, subscriptions will be accepted by the Company and additional Closings will occur upon receipt by the Company of subscriptions in increments of $500,000, with a final Closing to occur 180 days after the date of this Prospectus, subject to a 90 day extension at the discretion of the Board of Directors.

TERMINATION OF OFFERING

    The Offering may be terminated by the Company at any time in its absolute discretion. If the Offering is terminated, all amounts received from subscribers whose subscriptions were not rejected by the Subscription Agent and whose funds were deposited into the Escrow Account will be promptly refunded with interest less $450 per subscribed share no later than thirty (30) days after the later of the date of termination of the Offering or the Expiration Time. Interest on such funds will be paid as described below under "Escrow Arrangements".

RETURNED SUBSCRIPTIONS

    If a subscription is rejected by the Subscription Agent because (i) the Subscription Agreement was improperly completed or unsigned, (ii) the Subscription Agreement was sent without an accompanying check or money order in good funds in the amount of the Purchase Price, (iii) the Subscription Agreement accompanied by a check or money order in good funds in the amount of the Purchase Price was not received by the Subscription Agent by the Expiration Time, (iv) the Subscription Agreement was accompanied by a check or money order not in good funds, (v) the proposed purchaser does not meet the qualifications of an Eligible Purchaser, or (vi) the Offering has been fully subscribed, then the Subscription Agent will promptly return to each subscriber the accompanying check or money order. No interest will be paid on checks or money orders that have not been deposited into the Escrow Account or that have been deposited, but are not in good funds.

                              ESCROW ARRANGEMENTS

    All amounts received from subscribers whose subscriptions are not rejected will be promptly forwarded by the Subscription Agent to the Escrow Agent (Fleet National Bank, 777 Main Street, Hartford, Connecticut 06115), shall be cashed by the Escrow Agent, and the Purchase Price less $450 per subscribed share (the "Subscription Fee") shall be deposited into the Escrow Account, until the first to occur of (i) a Closing applicable to the applicable subscription, or (ii) the termination of the Offering. The first closing of the Offering will occur five
(5) days after receipt of accepted subscriptions from physicians in the amount of $8 million of Class A and Class B Common Stock with a subsequent closing occurring five (5) days after the receipt thereafter by the Company of subscriptions in incremental amounts of $500,000. All Subscription Fees shall be deposited by the Escrow Agent into the account of the Company.

    Amounts deposited with the Escrow Agent will be invested by the Escrow Agent in short-term securities issued or guaranteed by the U.S. Government. Neither the Company nor the Escrow Agent will have any liability or responsibility with respect to subscription amounts invested in accordance with the Escrow Agreement.

    Upon a Closing, investors whose subscriptions have been accepted by the Company will not be entitled to any interest, including any interest on any amounts refunded. No interest will be paid on funds held in escrow unless the Offering is terminated by the Company without a Closing. In either case, the Subscription Agent will promptly remit to each prospective subscriber an amount equal to the Purchase Price less $450 per subscribed share plus his or her pro rata amount of the interest accrued on all the funds held in escrow.

                               SUBSCRIPTION AGENT

    MedServ IPA has been engaged by the Company to assist it in effecting the Offering by serving as Subscription Agent. The Subscription Agent will cause copies of this Prospectus and subscription materials to be forwarded to prospective subscribers upon request. Following receipt of Subscription Agreements from prospective subscribers, the Subscription Agent will verify that
(i) the submitted checks and money orders are for good funds, (ii) the Subscription Agreement has been fully and properly completed and signed, and
(iii) the subscriber meets the qualifications of an Eligible Purchaser. All subscriptions which the Subscription Agent is not able to verify will be rejected and returned to the prospective subscriber.

    Upon the closing of the Offering, the Subscription Agent will cause stock certificates to be sent to those subscribers whose subscriptions have been accepted by the Company. Each of the foregoing will be sent by the Subscription Agent via first class mail promptly following the closing of the Offering. See "How to Subscribe in this Offering."

                                  THE COMPANY

    Physicians Care for Connecticut, Inc. was incorporated on November 12, 1996, as a Connecticut business corporation under the sponsorship of private practicing physicians to develop a statewide physician-owned and directed insurance company licensed as an HMO and offering a comprehensive array of health insurance products. The Company will be predominantly owned by physician stockholders practicing in Connecticut who are expected to participate actively in the Company's affairs. Each physician investing in the Company agrees to provide medical services to Enrollees pursuant to the terms of a Participation Agreement. The Company will prepare and file an application for a COA with the DOI to operate as an HMO throughout the state of Connecticut and will seek such other regulatory approvals as necessary to offer its products. The Company intends to provide coverage for comprehensive health care services to Enrollees under its insured products for a fixed, prepaid enrollment fee paid by or on behalf of the Enrollees.

    The Company's principal place of business is 1520 Highland Avenue, Cheshire, Connecticut 06410 and its telephone number is (203) 699-2400.

                                USE OF PROCEEDS

    In the event that the Offering of the Class A Common Stock and Class B Common Stock fails to raise more than $8 million dollars in purchases by physicians, the Purchase Price of both Class A Common Stock and Class B Common Stock will be refunded, minus $450 per share, which shall be retained to offset the cost of the Offering. The proceeds of this Offering will be placed in an Escrow Account until the Company has determined whether the Offering has raised $8 million dollars from the sale to physicians of Class A and Class B shares. A portion of the net proceeds of this Offering will be used to retire the outstanding balance under a Credit Facility, dated as of December 3, 1996, with Fleet National Bank, which outstanding balance of principal and interest was approximately $350,000 as of January 25, 1997. Borrowings under this Credit Facility must be repaid no later than December 1997, accrue interest payable monthly at the Company's option, at the lower of (i) Fleet National Bank's prime rate, or (ii) the London Interbank Offered Rate ("LIBOR"). The remainder of the net proceeds of this Offering, if any, will be used for working capital purposes including product development, marketing and development of management information systems. Pending use, the Company intends to invest the net proceeds of this offering in short-term, interest-bearing investment grade securities.

    The Company will contract with an investment manager to invest its funds (see "Plan of Operation"). The Company will only invest in commercial paper, repurchase agreements, treasury bonds or bills, U.S. Government agencies, certificates of deposit, and money market funds of the highest quality. All assets and related collateral must have the highest credit ratings as assigned by Standard & Poor's (AAA) or Moody's (AAA; P-1), respectively.

    The Company believes that its existing resources, together with any proceeds of this Offering, will be adequate to satisfy its capital needs at least through the end of the year ending December 31, 1998. However, if the Company's operational expenses exceed expectations, and the Company does not raise sufficient funds in this Offering to fund them, it will require additional financing in order to carry out its business plans. There can be no assurance that such funds will be available to the Company on acceptable terms.

                                   DIVIDENDS

    The Company has never paid any dividends and does not intend to pay dividends for the foreseeable future. Earnings, if any, will be retained for use in the operation and expansion of the Company's business.

                                 CAPITALIZATION

    The following chart shows the Company's actual capitalization as of December 31, 1996 and the capitalization as adjusted to give effect to the minimum and maximum sale of the Class A and Class B Common Stock offered by the Company hereby after estimated expenses and the repayment of the borrowings under the line of credit. This table should be read in conjunction with the financial statements and notes thereto, included towards the end of this Prospectus.

                                                                AS OF DECEMBER 31, 1996
                                                        ---------------------------------------
                                                                            AS ADJUSTED
                                                                     --------------------------
                                                          ACTUAL      MINIMUM(2)    MAXIMUM(3)
                                                        -----------  ------------  ------------
Borrowings under line of credit.......................  $   400,000   $   --        $   --
Stockholders' equity (deficit):
  Class A, no par value, 10,000 shares authorized.....
  Class B, no par value, 10,000 shares authorized.....
  Class C, no par value, 10,000 shares
    authorized(1).....................................       12,000       12,000        12,000
  Accumulated deficit.................................     (715,764)    (715,764)     (715,764)
                                                        -----------  ------------  ------------
    Total stockholders' (deficit).....................     (703,764)
                                                        -----------  ------------  ------------
    Total capitalization..............................  $  (303,764)
                                                        -----------  ------------  ------------
                                                        -----------  ------------  ------------

------------------------

(1) Reflects 3 shares issued and outstanding.

(2) Reflects the sale of       shares of Class A and       shares of Class B at
    an offering price of $3,000 per share less underwriting discounts and
    commissions and estimated expenses of $      .

(3) Reflects the sale of       shares of Class A and       shares of Class B at
    an offering price of $4,000 per share less underwriting discounts and
    commissions and estimated expenses of $      .

                                    DILUTION

    Prospective investors should be aware that the net tangible book value of the Company's stock immediately following completion of this Offering will be less than the offering price. This is because various expenses in connection with the Offering will be paid from funds raised in the Offering, and the Company has already incurred significant expenses in connection with the preparation of its COA application and the development of its business and operations.

    The following table illustrates dilution to prospective investors upon the completion of the minimum and maximum offering:

                                                                            MINIMUM      MAXIMUM
                                                                          -----------  -----------
Offering price per share................................................   $   3,000    $   4,000
Pro-forma net tangible book value per share after the offering..........
                                                                          -----------  -----------
Dilution to prospective investors.......................................
                                                                          -----------  -----------
                                                                          -----------  -----------

                               PLAN OF OPERATION

    The Company was incorporated on November 12, 1996, under the sponsorship of private practicing physicians for the purpose of developing a statewide, physician owned and directed HMO. The Company intends to submit an application with the DOI for a license to operate an HMO in all Connecticut Counties. The Company will not be permitted to solicit business until the DOI has approved the Company's licensure application.

    The Company will commence an Offering for the purpose of raising capital necessary to fund its operations. The Company will offer shares of Class A and Class B Common Stock at a price of $4,000 per share, with Primary Care Physicians required to purchase one (1) share of Class A Common Stock and Specialty Physicians required to buy a minimum of two shares of Common Stock (one Class A Common and one Class B Common). There is no limitation on the number of shares of Class B Common Stock which may be purchased. During the first ninety (90) days of the Offering, physicians will be offered a "prompt subscription" price of $3,000 per share. The Company has set forth a goal of raising up to $24,000,000 of capital to commence HMO operations.

    Over the next year, the Company will devote substantial efforts to developing and credentialing its health care delivery network. The success of the Company will be dependent upon, among other things, the Company's ability to contract with physicians and other health care providers at competitively favorable rates and terms. The Company intends to contract with MedServ IPA to arrange for the availability of a network of physicians throughout the State of Connecticut. MedServ IPA currently has a network of approximately 1,700 physicians. MedServ IPA's Participation Agreements with physicians are for an initial term of one (1) year and are automatically renewable for successive one
(1) year terms. Following termination of the Participation Agreements by MedServ IPA, a physician is required to continue to furnish health care services to Enrollees until an orderly transfer of a Enrollee to another Participating Physician can be undertaken or until completion of treatment, whichever occurs first.

    The Company is currently devoting substantial efforts to contracting with hospitals, ancillary service providers and other providers for the provision of acute, institutional and home care services. The Company will contract with acute care institutions to provide services at a negotiated rate or at a fee-for-service discount. The Company's agreements with these providers will prohibit providers from billing Enrollees for any services covered by the HMO, except for any applicable copayments, coinsurance, or deductibles. The Company, at least initially, intends to reimburse Participating Physicians at a pre-established fee schedule. Physicians will also be prohibited from billing Enrollees for services covered by the HMO, except for any applicable copayments, coinsurance, or deductibles.

    The Company is developing comprehensive utilization management protocols and quality assurance standards. These protocols and standards will be used to monitor the care provided to Enrollees. Through a combination of effective utilization management and quality assurance standards, management hope to contain medical expenses sufficiently to achieve targeted medical claims cost levels. The anticipated utilization management system will require each Enrollee to select a Care Manager (i.e., Internist, Family Practitioner, General Practitioner, Pediatrician, or physician satisfying other criteria established from time to time by the Company) who will coordinate delivery of all medical services, except in case of emergency, and authorize referral to other providers of care. In addition, female Enrollees may also select an Obstetrician/Gynecologist to provide certain gynecological services or care related to pregnancy without prior authorization of the Care Manager. Each Enrollee will be required, except in an emergency or where otherwise permitted by the Company (e.g. selected obstetrical/gynecological services), to obtain a referral from his or her Care Manager in order to obtain services covered by the Company from a provider other than the Care Manager. Management believes that such physician-to-physician consulting will result in a high quality of care for its Enrollees, while eliminating unnecessary services of marginal clinical benefit.

    To insure against catastrophic medical losses, the Company will obtain reinsurance with a qualified reinsurer with initial limits of $100,000 per Enrollee per year.

DEVELOPMENT STAGE ACTIVITIES

    The Company is in the developmental state and has not yet commenced its business activities. Through this Offering, the Company is attempting to raise capital necessary to fund the operations of the Company.

    In March 1996, the Company retained Medical Alliances (MA) and legal counsel to prepare and submit an application for an HMO license with the Connecticut DOI. The application is being prepared and will be submitted as soon as is practicable.

    The Company will commence sales of the Stock promptly after receipt of all regulatory approvals. The proceeds from the Offering, if any, and any interest earned thereon will be utilized for general working capital to repay outstanding indebtedness of the Company and to offset projected operating deficits until the Company is licensed and begins operating at a profit. The Company intends to expend substantial funds in continuing development of its infrastructure and provider network. The Company expects to spend a substantial portion of the proceeds of the Offering before the Company begins operating at a profit.

    Following the initial capitalization and approval of the COA by the Connecticut DOI, marketing of the HMO to the public will commence. The Company intends to market its HMO to employers and individuals throughout Connecticut. Once eligible, the Company will attempt to operate and market a Medicare CMP as well.

    The Company intends to enhance management and quality of care by improving information flows to participating providers, allowing providers, in particular physicians, to make better medical decisions. As a result, development of the Company's information systems capabilities is likely to play a critical role in the Company's success. The Company has begun soliciting information from various comprehensive management information systems vendors. A request for proposal has been sent out to selected vendors. Final selection of an information systems vendor could be completed during the spring of 1997, with full implementation approximately six (6) to twelve (12) months thereafter.

    Based on a review by management of regulatory filings submitted by a number of HMOs to DOI, it is typical for a start-up HMO to experience substantial operating losses for its first several years, and it is anticipated that the Company will incur such losses and will have an operating deficit for at least thirty (30) months after commencing of operations. There can be no assurances that the Company will begin operating with positive cash flow within the estimated time-frame, or that its actual deficits or Enrollees will be as estimated; it may take longer to achieve positive cash flow and the Company's deficits may exceed estimates of management.

    The Company's deficits will depend upon, among other factors, the health status of the enrolled population, the management of the Company, the accuracy of actuarial projections, the Company's ability to market its products successfully, the effectiveness of its utilization management programs in controlling unnecessary utilization of health services, the avoidance of epidemic or unexpected medical catastrophes, and other factors not subject to precise estimation. If the Company fails to achieve positive cash flow within approximately thirty-one (31) months after obtaining its license to operate an HMO, or if the proceeds from this Offering are otherwise inadequate to fund the Company's operations until such time as the Company ceases to incur deficits, then additional financing may be required to cover losses incurred which may not be available on terms acceptable to the Company, in which event a liquidation proceeding under the supervision of the Connecticut DOI might be instituted against the Company. The rules and regulations of the state of Connecticut will determine how the assets of the Company would be distributed to the Company's creditors and stockholders under such circumstances.

    Since the Company cannot initially predict the behavior of its physician-owners with respect to their adherence to established medical practice guidelines or utilization of resources, profitability in the initial years of operation cannot be assured. If, however, profits do accrue, the Company currently intends that they be used to increase the Company's capital, to reduce premiums to obtain competitive advantage for Enrollee growth, to invest in the Company's product, to support information system infrastructure development, and for additional provider reimbursement, at the discretion of the Company. It is currently intended that the physicians will be reimbursed the lesser of (a) their usual and customary fees, or (b) the fee set forth on a fee schedule adopted by the Company. Reimbursement is subject to plan design and is projected to include some capitation and discounted fee for service.

    For federal income tax purposes, an HMO can be treated as a tax-exempt entity, an insurance company or as a taxable non-insurance company, depending on the facts and method of operation. The tax status of the Company cannot be ascertained at this time because the Company has not made a final decision on all matters which could affect tax status.

    The Company intends to market its HMO to employers and individuals throughout Connecticut, including physicians and hospitals who are stockholders and directors of the Company. Accordingly, some of the Enrollees of the Company's HMO may be Company stockholders or employees of such stockholders. Further, the Company's stockholders may own shares and/or participate in competing organizations. The Company's stockholders may also have an interest in freestanding facilities with which the Company has contracted. In addition, there is an inherent conflict of interest between a Stockholder's interest in the profitability of the Company and his or her desire to maximize compensation to be received for performing medical services for Enrollees as a participating physician. See "Conflicts of Interest."

    The Company currently intends to invest only in investment grade securities with short and mid-term maturities. However, in the future the Company may invest in other types of investment-grade securities. The Company will manage its total investments such that there is designated at all times income producing securities which are adequate in amount and duration to support the cash requirements of current operations and the liquidity to fund the Company's development phase.

    In accordance with the above, the Company will select an investment advisor to manage investments and, through the advisor, will only invest in commercial paper, repurchase agreements, Treasury notes and bills, U.S. Government Agencies, certificates of deposit, and money market funds of the highest quality to provide income, liquidity for expense payments, and preservation of the account's principal value. All assets and collateral which secure certain investments must have the highest credit ratings as assigned by Standard & Poor's (AAA) or Moody's, respectively.

    The Company is required by the Connecticut DOI to maintain a minimum statutory net worth at the time of application of $1,500,000, ($3,000,000 if the Company intends to offer a point of service product) although the DOI has discretion to increase the amount of the Company's reserves, depending upon the number, product design, cost, and anticipated premiums of the Company's products. Start-up capital requirements are estimated to be at approximately $4 million, as minimum financial reserves for the application to be considered. Currently, the Company does not have sufficient capital to meet these requirements, and the proceeds from the Offering will be used, among other things, to meet these requirements.

                                    BUSINESS

    Physicians Care for Connecticut, Inc. was incorporated in 1996 as a Connecticut business corporation under the sponsorship of private practicing physicians to develop a statewide physician-owned and directed insurance company licensed as an HMO and offering a comprehensive array of health insurance products. The Company will be predominantly owned by physician stockholders practicing in Connecticut who are expected to participate actively in the Company's affairs. As a condition to investment, each physician investing in the Company must agree to provide, pursuant to the terms of a Participation Agreement between the investing physician and MedServ IPA, medical services to individuals who may be insured under the Company's products ("Enrollees"). The Company will prepare and file an application for a COA with the DOI to operate as an HMO throughout the state of Connecticut and will seek such other regulatory approvals as necessary to offer its products should the COA be approved. The Company intends to provide coverage for comprehensive health care services to Enrollees under its insured products for a fixed, prepaid enrollment fee paid by or on behalf of the Enrollees.

    THE MANAGED HEALTH CARE INDUSTRY

    Medical services traditionally have been provided on a fee-for-service basis with insurance companies assuming responsibility for paying all or a portion of such fees. The increase in medical costs under traditional indemnity health care plans has been caused by a number of factors including, but not limited to, the lack of incentives on the part of health care providers to deliver cost-effective medical care, and the absence of controls over the utilization of costly and medically unnecessary specialty care physicians and hospitals.

    An HMO is a health care delivery system that provides a broad range of health services to an enrolled population in return for a premium paid in advance. HMOs actually provide or arrange for the provision of medical, hospital, emergency and appropriate preventive care. In particular, HMOs stress preventive health care so that Enrollees may avoid unnecessary hospitalization and medical procedures, two primary reasons for escalating health care costs.

    Managed care requires many different types of health care providers to coordinate activities and to share information to operate most efficiently. Because providers have not been organized collectively in local markets and have operated largely as a cottage industry, providers have had limited effect in managing care. Furthermore, insurers have avoided promoting formation of more efficient provider organizations because such organizations can also more effectively negotiate payments with insurers, reducing insurer profits. In response to this environment, insurers have developed centralized medical management programs requiring extensive prior authorization or pre-certification of services, referral authorizations, or other limitations on access to care. The industry has promoted managed access, rather than managed care which can only be achieved by providers in local markets acting in concert.

    As a result of these developments, members of managed care plans now perceive HMOs as profit-driven, with excessive interference in the physician-patient relationship. The industry is plagued with low member satisfaction and a backlash of legislative initiatives designed to guarantee enrollee access or to promote member rights.

    The Company was incorporated for the purpose of developing and operating a statewide HMO and offering other insurance products in Connecticut. The Company will be a physician-directed HMO, providing comprehensive health insurance products to its Enrollees. The goals of the Company are to offer the highest quality medical care through a broad network of physicians and to ensure access to care for Enrollees.

THE COMPANY RESPONSE

    The Company intends to address concerns raised by patients and their physicians that managed care plans unreasonably interfere with the physician-patient relationship and control medical decisions through centrally administered programs. The Company hopes to position itself in the market as a physician-directed company that recognizes the critical nature of the physician-patient relationship within the context of cost-effective and accessible health care. The Company recognizes that physicians play the most critical role in defining the Company's products due to their direct impact on cost control, quality, and patient satisfaction, and the Company is directly dependent upon their efforts for its success.

    The cornerstone of the Company's operations will be a decentralized medical management program intended to produce a superior product with the following optimal characteristics:

    - affordable price

    - outstanding and measurable quality

    - superior customer satisfaction

    This medical management model can be successfully implemented only if the Company and its participating physicians work as partners in close association. Each party will play an important role. If the Company is to succeed, physicians in local markets must (i) coordinate medical management activities, (ii) access timely information to make best medical decisions, (iii) have autonomy to make medical decisions, and (iv) be held accountable for those decisions through an effective peer review and educational process. The following summarizes objectives and joint physician/Company initiatives.

OBJECTIVES                                                          JOINT PHYSICIAN/COMPANY INITIATIVES
--------------------------------------------------------  --------------------------------------------------------

- Coordinated medical management in local markets         - Develop physician-influenced organizations (e.g.,
                                                            integrated medical groups, PHOs, IPAs) which manage
                                                            medical delivery

- Timely physician access to information                  - Perform joint investment in information system
                                                            infrastructure to improve information flows

- Physician-directed medical decisions                    - Eliminate cumbersome pre-certifications, referral
                                                            authorizations, or other centralized medical
                                                            management techniques of questionable value

- Accountability and continous quality improvement        - Conduct extensive Company reporting, peer analysis,
                                                            continuous quality improvement and educational process

    The Company recognizes that its participating physicians are valuable assets, playing an important role in future success. The Company intends to achieve its goals through innovative compensation arrangements with its participating physicians which are designed to incent the Company and its participating physicians to achieve those objectives. The Company is prepared to take an active role in facilitating provider organization in local markets, to invest in physician information system development, and to engage in extensive reporting, peer analysis, and education to achieve these goals.

    Under the HMO's product design, each new Enrollee will be required to select a Care Manager from a directory supplied by the Company. Except in case of emergency, all medical care received by the Enrollee, including specialist and hospital care, will be coordinated and approved by the Care Manager who is familiar with the Enrollee's medical history. The Company intends to execute a Network Agreement with MedServ IPA to establish a physician network and has executed agreements with other providers. MedServ IPA will also play a critical role in the educational process.

    Except for co-payments, the Company proposes to cover all other charges for treatment at emergency rooms of non participating hospitals in the event of a medical emergency. The Company's plans will require co-payments for office visits and certain emergency room treatments.

    Premium rate increases must be submitted to the Connecticut DOI, and there can be no assurance that premium rate increases will be accepted without objection. Renewal dates will vary among groups. The Company will utilize an actuary-developed system of rating adjusted by class (with respect to groups of fifty (50) or more Enrollees) by age, sex and industry classification, in determining its rates for various employers in the proposed service area, all in accordance with Connecticut law. Accordingly, premium rates for a single plan benefit design may vary among employer groups.

    COMPETITION

    The managed care industry is highly competitive. Mergers and acquisitions cause frequent reconfiguration of competitors, and changes in federal and state laws can significantly affect the sources of payment. The Company will compete against other companies having substantial financial resources and experience. The Company has numerous competitors, including for-profit and tax-exempt HMOs, self-funded plans, preferred provider organizations (PPOs), Blue Cross/Blue Shield plans, traditional indemnity insurance carriers and provider networks engaging in direct contracting with employers, all of which have existing enrollments and greater financial resources than the Company currently has.

    As of December 31, 1996, the Connecticut commercial HMO market consisted of sixteen (16) organizations. The Company's major competitors are Physicians Health Services, Inc., Blue Cross & Blue Shield of Connecticut, Inc., ConnectiCare, Inc., M.D. Health Plan, Inc., Oxford Health Plans, Inc., Medspan, Inc., Cigna Corporation, and Aetna Health Plans of Southern New England, Inc. These and other entities with which the Company may compete are or may be substantially better capitalized than the Company. Additional competitors with financial resources greater than the Company may enter the Company's markets in the future. The health care industry has been subject to vigorous price competition and intense competition may become more severe in the near future. Further, the adoption of any state and/or federal health care reform may significantly change the competitive health care environment in Connecticut.

    GOVERNMENT REGULATION

    The health care industry is highly regulated, and there can be no assurance that the regulatory environment in which the Company operates will not change significantly in the future. Generally, regulation of health care companies is increasing. In particular, HMOs are subject to extensive government regulation.

    DOI REGULATION

    The Company will apply for a COA to operate as an HMO in the State of Connecticut. Among the areas regulated by the Connecticut DOI are the scope of benefits required to be made available to Enrollees, continuation of benefits in the event of insolvency or termination of arrangements with providers, reserves required to be maintained, the manner in which Enrollees' co-payments are structured, procedures for review of quality assurance, enrollment requirements, the relationships among the HMO, its physicians and other health care providers, and the financial condition of the HMO.

    Under Connecticut law, an HMO must satisfy a net worth requirement of $1,500,000 ($3,000,000 if the Company elects to offer a point of service product). In addition, a Connecticut HMO must maintain a reserve at least equal to all of its estimated pending claims. If the Company becomes unable to meet the foregoing deposit and net worth requirements, the Company's license may be revoked or its operations restricted. Other restrictions and requirements could be imposed affecting HMOs generally, the products offered by the Company, underwriting requirements, and other aspects of the Company's operations. Rates and proposed covered benefits must be submitted to the Connecticut DOI prior to their imposition. There can be no assurance that rates will be accepted without objection.

    ANTITRUST

    Antitrust concerns have become central issues in the new managed care environment of the health care industry. Whenever physicians or other health care providers join together to form ventures for the delivery of health care services, antitrust issues may be present. The Company has attempted to take all steps possible to minimize any antitrust risk. Nevertheless, the law in this area is unsettled and very fact specific. Therefore, there can be no assurance that there will not be a challenge to the Company's operations on the basis of antitrust violations at some time in the future. If antitrust lawsuits were to be filed against the Company, it would be forced to incur substantial legal expenses. Moreover, if any antitrust challenge were to be successful, the Company could suffer additional material adverse consequences.

    In addition, it is impossible to predict whether further federal and/or state antitrust legislation will be adopted or the impact that such legislation may have on the health care delivery system and the Company.

    FEDERAL ANTI-KICKBACK AND ANTI-REFERRAL LAWS

    Federal laws prohibit physicians from paying or receiving any remuneration, directly or indirectly, for the referral of a patient. In addition, federal law, under certain defined circumstances, prohibits referral by a physician to a health care entity in which the physician or his or her immediate family member has a financial interest. The Company believes that neither the Company nor its physician stockholders will be in violation of federal or Connecticut law as a result of the operation of or participation in the Company's HMO. To the extent that physicians refer patients to other physicians, they will receive no remuneration for such referral. Moreover, the Company will not require or encourage physicians to refer patients to entities in which they have a financial relationship.

    Under the Medicare and Medicaid Fraud and Abuse Law, also known as the Anti-kickback Statute, a physician is prohibited from: (A) soliciting or receiving any remuneration in return for referring a patient to another health care provider, and (B) offering or paying any remuneration to induce the referral of patients to the physician.

    In addition, two related federal laws, Omnibus Budget Reconciliation Act of 1990, Pub. L. No. 101-508, Title IV, Section 4207(e)(1)-(3), (k)(2) and Omnibus
Budget Reconciliation Act of 1993, Pub. L. No. 103-66, Title XIII, SectionSection13562 and 13624, known respectively as Stark I and Stark II, prohibit a physician from referring patients to an entity in which the physician, or an immediate family member, has a financial relationship, for the provision of certain designated health services. Stark I only applies to clinical laboratory services. Stark II prohibits self-referrals to certain additional "designated health services"; physical therapy; occupational therapy; radiology; radiation therapy; durable medical equipment; parenteral and enteral nutrients, equipment and supplies; prosthetics, orthotics and prosthetic devices; home health services; inpatient prescription drugs; and inpatient and outpatient hospital services. The Stark laws apply only to the referral of patients who are covered under Medicare, Medicaid and/or other federal programs and grants.

    The Company may, in the future, contract with federal programs, including Medicare and/or Medicaid, to provide services to eligible patients. However, as indicated above, the Company will neither require nor encourage physicians to refer patients to an entity in which the physician (or his or her immediate family) holds a financial interest. Furthermore, the Stark laws contain a specific statutory exception for HMOs which meet federal requirements. Finally, with respect to the anti-kickback statute, the federal government has promulgated so-called "safe harbor" regulations, which insulate from liability individuals who comply with the regulatory requirements. Included in these regulations is a safe harbor for HMOs under contract with federal or state agencies, and which operate in accordance with applicable laws and regulations. Should the Company enter into such contracts, thereby bringing it within the purview of federal law, the Company will be required to comply with this safe harbor and the statutory exception to the Stark laws. Notwithstanding, the Company's belief is that neither the Company nor its physicians will be in violation of either federal or Connecticut law as a result of the operation of or participation in the Company's HMO.

BENEFITS PROVIDED TO ENROLLEES

    The Company is committed to offering high quality health care at a competitive price in the Connecticut market. The Company recognizes the crucial relationship between the physician and patient in the delivery of health care services. By allowing physicians to exercise their professional judgment in concert with patients, the Company hopes to reduce administrative and transactional costs, resulting in higher patient satisfaction and better management of medical costs.

    The Company intends to develop benefit plans for small businesses and individuals that meet the requirements set forth in Connecticut law for standard benefit plans for their respective markets. Based upon a review of the HMO plans offered in this market, the Company believes that the benefit plan the Company intends to offer to large employers will be competitive with other plans in the marketplace and will be customized to the needs of particular large employers.

    The following are examples of the services the Company proposes to cover under its HMO plans:

    - physician office visits

    - specialist visits

    - hospital room and board, drugs, and inpatient ancillary services

    - psychiatric inpatient and outpatient services

    - diagnostic and therapeutic ambulatory services

    - drug and alcohol addiction services

    - emergency care

    - home health care

    - skilled nursing services

    - therapy services

    The health care services listed above will be covered only if they are deemed to be medically necessary under the circumstances and only if Enrollees abide by various conditions of coverage (I.E., pre-certification, referral authorization). These benefits are subject to certain limits as set forth in the benefit plans.

MARKETING

    Although competition in the managed care industry is intense, the Company's management believes an opportunity exists for new HMOs to manage risk effectively, while eliminating barriers or impediments to access that Enrollees customarily encounter in existing HMO plans. The Company hopes to build a sufficiently large network and to manage risk aggressively through localized efforts of physicians to manage care. Upon and subject to the Company's approval as a Competitive Medical Plan, it will also aggressively pursue the Medicare market.

    The Company's marketing strategy is three-tiered. The first tier involves direct sales. The Company intends to sell its products directly to small to medium sized employer groups using Company personnel.

The second tier employs brokerage firms. The use of the broker is effective for the Company's target market. Typical fees for this service range from four percent (4%) to five percent (5%) of the premium dollar. The Company will provide the brokers with sales incentives such as commissions or other benefits. The third tier of the Company's marketing campaign is general advertising through various media. In all marketing efforts, the Company will seek the assistance of its Participating Physicians in effectively marketing the Company's products.

PHYSICIAN AND OTHER PROVIDER ARRANGEMENTS

    PHYSICIANS

    The Company emphasizes physician autonomy over clinical decisions with a minimal level of Company interference. It will provide physicians with physician-defined quality and cost of service data and performance feedback, and will use a non-exclusive arrangement whereby providers may contract with other HMOs for the delivery of services.

    The Company will provide various support services to the providers and will set performance standards. Participating physicians will be expected to abide by these standards and meet reporting requirements which permit the Company to collect high quality data on a timely basis. The Company anticipates supporting the development of state-of-the-art information systems that permit the Company to share data with practitioners to improve clinical decisions and to collect information to assure that physicians are accountable for the quality, efficacy and cost of care they provide. The Company intends to focus heavily on continuous educational interaction with participating providers to encourage best medical practices. The Company's goal is to have 2,000--3,000 plus participating physicians in the MedServ IPA. As of December 31, 1996, approximately 1,700 physicians had already agreed to participate in MedServ IPA.

    The selection and credentialing of network physicians is the foundation on which the Company's Quality Management Program ("QMC") is built. The QMC delegates authority for credentialing and recredentialing to the MedServ IPA's Credentialing/Recredentialing Committee with oversight by the Company's Board of Directors. All physicians participating with the Company will be subject to a careful review of their qualifications, including education and training, licensure status, board certification, hospital privileges, and malpractice history, in accordance with Credentialing requirements which are consistent with National Committee on Quality Assurance standards. All physicians undergoing initial credentialing and recredentialing will be reviewed and approved by the MedServ IPA's Credentialing Committee and approved by the Company's Board of Directors. Recredentialing is performed on a biannual basis and in addition to the information obtained during initial credentialing, the recredentialing process also includes review of data from: (1) Enrollee complaints, (2) results of quality reviews, (3) utilization reviews and (4) Enrollee satisfaction surveys.

    PHYSICIAN PARTICIPATION AGREEMENTS

    In addition to specifying the types of services required, MedServ IPA will develop a Participation Agreement which will impose various requirements and standards (many of which are also mandated by applicable federal and state law) on participating physicians, including:

    1. Providing, or arranging for the provision of, health care services to Enrollees in accordance with the physician's licensure and training, and consistent with accepted standards of practice. In particular:

        a. Maintaining regular office hours and ensuring after-hours and emergency coverage for Enrollees on a seven (7) days per week, twenty-four
    (24) hours per day basis.

        b. Avoiding discrimination in the treatment of patients or in the quality of services delivered to Enrollees.

        c. Maintaining an unrestricted medical license and maintaining unrestricted, active privileges in good standing at a minimum of one acute care hospital under contract with the Company.

        d. Following state and federal laws and the policies and procedures established and adopted by the Company.

        e. Operating office sites in compliance with quality assurance requirements of the Company.

        f. Agreeing that all duties performed hereunder shall be consistent with the proper practice of medicine, and that such duties will be performed in accordance with the customary rules of ethics and conduct promulgated by recognized governing bodies.

    2. Maintaining a medical record for each Enrollee and furnishing such records as may be required by state and federal law, rules, regulations or by the Company's Utilization Management and Quality Management Programs. In addition:

        a. Agreeing that medical records of Enrollees shall be maintained on a confidential basis.

        b. Providing the Company, or its designee, with reasonable access to the physician's practice site to examine medical records of Enrollees.

    3. Participating in and complying with the Utilization Management and Quality Management Programs, policies and procedures established by the Company.

    4. Limiting referrals to physicians, hospitals and ancillary health care consultants who are participating in the Company's health care delivery network, except where the Enrollee has freedom of choice of provider under the applicable plan.

    OTHER HEALTHCARE PROVIDERS

    The Company hopes to establish relationships with acute care facilities both in Connecticut and in nearby states. The Company intends to deliver necessary preventive, diagnostic, and therapeutic treatment, and rehabilitation health care services, to its Enrollees, in part, by contracting with qualified non-physician providers, and networks of such providers, who meet the participation criteria of the Company. It is expected that these contracts will provide that the participating hospitals and other providers will accept Enrollees as patients, provide to those Enrollees all medically necessary services that are ordered or supervised by a participating physician in accordance with Company requirements, and bill the Company according to the parameters set forth in their participation agreement with the Company. The services provided by hospitals and other providers will be reviewed by the Quality Management and/or Utilization Management Committees established by the Company to help ensure that the services meet quality standards and are medically necessary.

    QUALITY MANAGEMENT PROGRAM

    The Company's success depends in large measure on its ability to provide quality health care services, while at the same time, avoiding inappropriate utilization of services. The Company currently is in the process of developing a Quality Management Program in conjunction with MedServ IPA for the continuous improvement of the quality of health care services delivered.

    The Company intends that its Quality Management Program will contain various components, including but not limited to the following:

    A. Adverse Event Review

     B. Sentinel Diagnosis Review

     C. Ambulatory Medical Record Review

    D. Quality Measurement Studies

     E. Complaints and Grievance Review

     F. Credentialing/recredentialing

    G. Risk Management

    H. Enrollee Satisfaction Surveys

     I. Provider Satisfaction Surveys

        In addition, the Company intends to conduct annual evaluations of the Quality Management Program in order to assess overall effectiveness and to generate an annual work plan which will outline program goals and objectives and planned projects and activities for the forthcoming year.

UTILIZATION MANAGEMENT PROGRAM

    The Company's future profitability will depend in large part on its ability to manage health care costs through utilization management and negotiation of favorable provider contracts. A Utilization Management Program ("UMP") will be designed to monitor, evaluate and positively influence the provision and cost of medical care and services accessed through the Company and/or its affiliates. On-site reviews will be performed by staff experienced in utilization review activities.

    The Company's objective is to utilize efficiently available health care resources in order to ensure and provide for medical appropriateness of care as well as to monitor the quality of medical services accessed through the health plan and/or its affiliates. The UMP is currently being developed by the Company in conjunction with Medserv IPA. Its essential components are expected to include:

    A. Inpatient Review

     B. Patient Education Programs

     C. Outpatient Review

    D. Case Management

     E. Outcomes Analysis

MANAGEMENT INFORMATION SYSTEMS ("MIS")

    The Company has not yet developed a comprehensive management information system or data management system, because it does not yet have adequate capital to do so. The Company has begun soliciting information from various comprehensive management information systems vendors. A Request for Proposal has been sent out to selected vendors. Final selection could be completed during the spring of 1997, with full implementation approximately six (6) to twelve (12) months thereafter.

    The Company may use subcontractors to provide claims processing and Enrollee eligibility information system support. When developed, the Company's management information system and data system will be critical to the Company's operations, especially with respect to the long term profitability. A failure by the Company to develop adequate management information systems may have a material adverse effect on the financial condition of the Company.

INSURANCE/RISK MANAGEMENT

    In order to enhance the quality of care for the Enrollees, the Company intends to have a risk management program.

    The Company's objectives of risk management are two-fold: (1) to reduce the incidence and expense of medical malpractice claims and tort litigation against participating providers, and (2) to address and prevent conditions that could result in adverse publicity or legal claims against the Company. A Company Risk Manager would be responsible for evaluation and coordination of risk management activities. All concerns will be investigated. Data will be collected, reviewed, and analyzed for trends and opportunities for improvement. These data will be presented to the Medical Standards/Utilization Management Committee (the "QMC") for review and recommendations. The QMC will also review the data for trends and opportunities for improvement.

LEGAL MATTERS

    There is no pending or threatened legal or administrative proceeding or arbitration to which the Company is currently a party, other than those described in this Prospectus relating to the licensing of the Company to do business as an HMO.

FACILITIES

    Since the Company intends to be an IPA Model HMO, it is contemplated that care will be delivered solely by participating providers, which are legal entities independent of the Company. The Company's headquarters will be located in Cheshire, Connecticut in the same facility as MedServ. The Company occupies 6,000 square feet of this facility and pays a monthly rent of approximately $7,500.

                                   MANAGEMENT

    Company policies and strategies will be developed by a Board of Directors with the assistance of management. Day to day management of the Company will be conducted by the officers of the Company and MedServ of Connecticut, Inc. pursuant to the Management Agreement subject to the oversight of the Board of Directors. The following describes the directors and those individuals who will provide management services on behalf of the Company.

    The Company will have a Board of not less than seventeen nor more than twenty-one directors. Eleven directors are appointed by the Class C Common stockholder MedServ. Upon consummation of the offering: (i) six directors will be elected by the Class A Common stockholders and must be physicians who are not members of the Hartford or New Haven County Medical Associations and (ii) up to four (4) directors shall be appointed by the other directors.

    At present, the Company has eleven (11) directors appointed by MedServ. The Board will be expanded to not less than seventeen (17) directors within six (6) months after completion of the Offering.

NAME OF DIRECTOR OR OFFICER                                AGE                              TITLE
-----------------------------------------------------      ---      -----------------------------------------------------

Craig W. Czarsty, M.D................................          43   Chairman of the Board of Directors and President

Joseph R. Coffey.....................................          53   Acting Chief Executive Officer, Executive Vice
                                                                    President and Director

F.J. Montegut, M.D...................................          58   Secretary and Director

John B. Franklin, M.D................................          59   Treasurer and Director

Richard Fiorentino...................................          49   Associate Executive Vice President and Acting
                                                                    Associate Chief Executive Officer

Margaret Camarco.....................................          40   Vice President, Health Services

Edward J. Berns, Esq.................................          47   Vice President and General Counsel

John Aversa, M.D.....................................          54   Director

Joseph Balsamo, M.D..................................          38   Director

Neil H. Brooks, M.D..................................          54   Director

Ellen R. Fischbein, M.D..............................          51   Director

David F. Mintell, M.D................................          58   Director

N. Chandra Narayanan, M.D............................          55   Director

John W. Rodgers, M.D.................................          48   Vice Chairman of the Board of Directors

Earle J. Sittambalam, M.D............................          53   Director

C. KEY MANAGEMENT STAFF

    MedServ will provide day-to-day management of the Company pursuant to the terms of the Management Agreement and subject to the supervision of the Board of Directors. MedServ management includes the following individuals, who will hold the specified positions at the Company:

JOSEPH R. COFFEY, EXECUTIVE VICE PRESIDENT AND ACTING CHIEF EXECUTIVE OFFICER

    Mr. Coffey is the Executive Vice President/CEO of the Hartford County Medical Association, Inc., New Haven County Medical Association, Inc., and MedServ of Connecticut, Inc. He has been active in association and health agency management since 1968. In 1984, he joined the Hartford County Medical Association as Executive Vice President/CEO. In 1985 he was instrumental in establishing Medical Delivery Systems, Inc. and ProCare IPA, Inc. to help physicians interface with commercial managed care entities. He has extensive background in managing organizations dedicated to the delivery of quality based, cost effective health care to the people of Connecticut.

    Mr. Coffey earned a B.A. Degree from Siena College and has pursued graduate study in Business Administration and Psychology at the State University of New York. He has served as a Board member and President of the Connecticut Society of Fund Raising Executives, The Connecticut Society of Association Executives, and The South Park Inn, a shelter for the homeless. Mr. Coffey is a member of the American Society of Association Executives, the Connecticut Society of Association Executives, The American Association of Medical Society Executives, the Medical Group Management Association, and the American Medical Care & Review Association.

    In 1994, Mr. Coffey received the Association Executive of the Year Award from the Connecticut Society of Association Executives.

    Mr. Coffey will serve as the Acting Executive Vice President and Chief Executive Officer of the Company until a chief executive officer with experience in the health maintenance organization industry has been recruited. As Acting Chief Executive Officer ("CEO") of the Company, Mr. Coffey shall devote approximately eighty percent (80%) of a full time equivalent to the Company and shall be responsible to the Company's Board of Directors for the overall administration, growth and performance of the Company. Through its Management Agreement with MedServ, the Company will pay Mr. Coffey approximately $142,000 a year with a bonus up to twenty five percent (25%) of his salary based upon satisfying certain performance criteria.

RICHARD FIORENTINO, ASSOCIATE EXECUTIVE VICE PRESIDENT AND ACTING ASSOCIATE
  CHIEF EXECUTIVE OFFICER

    Mr. Fiorentino is the Associate Executive Vice President of the Hartford County Medical Association and the Chief Operating Officer of Medical Delivery Systems, Inc. and MedServ IPA, Inc. (formerly ProCare IPA, Inc.). He has been active in association and health agency management since 1974 having served the Fairfield County Medical Association and the Connecticut State Medical Society before his employment by Hartford County Medical Association in 1985. Since that time, Mr. Fiorentino has been at the forefront in the establishment of a 2300 plus member physician network for ProCare IPA, Inc.

    Mr. Fiorentino has more than ten (10) years of experience in the managed care field representing the interests of physicians in their interactions with commercial managed care entities. As Chief Operating Officer of MedServ IPA, Inc., he has been responsible for management oversight in such areas as physician recruitment and credentialing, Quality Management/Utilization Review programs, and management information systems.

    Mr. Fiorentino earned his B.A. Degree from St. Anselm's College in 1969 and his M.A. in Public Administration from the University of New Haven in 1977. He is a member of the American Society of Association Executives, the Connecticut Society of Association Executives, the American Association of Medical Society Executives, the Medical Group Management Association, and the American Medical Care & Review Association. In 1993 Mr. Fiorentino was awarded a Certificate of Recognition from the American Board of Quality Assurance and Utilization Review Physicians, Inc.

    As Associate Chief Executive Officer of the Company, Mr. Fiorentino shall devote approximately eighty percent (80%) of a full time equivalent to the Company and assist the CEO in the discharge of his duties by consulting with the CEO on policies, performance goals, facilities planning and general operations of the Company. Through its Management Agreement with MedServ, the Company will pay Mr. Fiorentino approximately $104,000 a year with a bonus equaling twenty five percent (25%) of his salary based upon satisfying certain performance criteria.

MARGARET A. CAMARCO, L.P.N., VICE PRESIDENT, HEALTH SERVICES

    Mrs. Camarco received her L.P.N. degree from the A. I. Prince Technical School Licensed Practical Nurse Program affiliated with Hartford Hospital in 1982, and was recognized for her achievements with the Excellence In Nursing Award on completion of the Program. She served as staff nurse on the Trauma Unit at Hartford Hospital from 1982 to 1985, and as an Occupational Health Nurse for Immediate Medical Care Centers, Inc. from 1985 to 1987.

    Mrs. Camarco entered the managed care arena in 1987 serving as Coordinator of Quality Assurance and Utilization Review for an IPA by providing assistance in the development and administration of its Quality/Utilization Management Program. In 1989, Mrs. Camarco earned National Certification and Diplomate status in Quality Assurance and Utilization Review through the American Board of Quality Assurance and Utilization Review Physician (ABQAURP). In 1995, Mrs. Camarco obtained her certification in Outcomes Management from the New England HealthCare Assembly (NEHA).

    Mrs. Camarco serves in the capacity of Assistant Executive Vice President of the QM/UR Programs of MedServ and has been instrumental in the establishment, implementation, and ongoing administration of the Quality Management/Utilization Review Procedures of MedServ IPA, Inc. and Medical Delivery Systems, Inc., under their service arrangements with MedServ of Connecticut, Inc. and the Hartford and New Haven County Medical Associations. The QM Program consists of an ongoing, systematic evaluation and monitoring process that facilitates continuous quality improvement. Mrs. Camarco is a member of the American Association of Medical Executives, the American Board of Quality Assurance and Utilization Review Physicians, the National Association for HealthCare Quality, the New England HealthCare Assembly, the Connecticut Medical Group Management Association, and the Connecticut Society of Association Executives.

    As Vice President, Health Services for the Company, Ms. Camarco shall devote approximately one hundred percent (100%) of time to the Company and will be responsible for monitoring quantitative inpatient hospitalization and outpatient ambulatory care experience and assuring that proper utilization management techniques are being used. Ms. Camarco shall also be responsible for the management of statistical and qualitative information concerning patient outcomes and physician/hospital practice patterns in accordance with the Company's utilization standards. Through its Management Agreement with MedServ, the Company will pay Ms. Camarco approximately $81,000 a year with a bonus up to 25% of her salary based upon satisfying certain performance criteria.

EDWARD J. BERNS, ESQUIRE, VICE-PRESIDENT AND GENERAL COUNSEL

    Mr. Berns is the General Counsel of the Hartford County Medical Association, Inc., the New Haven County Medical Association, Inc., and MedServ of Connecticut, Inc. He has practiced law exclusively within the medical environment since 1987 with a concentration in the field of managed care. A graduate of the University of Connecticut (B.A., 1971), he earned his Juris Doctor degree from New England School of Law in 1974 where he was on the Law Review. Prior to assuming his current positions he was engaged in the private practice of law from 1975 to 1987 in the New Haven, Connecticut area.

    Mr. Berns was admitted to the Bar of the State of Connecticut in 1974 and the United States District Court for the District of Connecticut in 1975. He has served on the adjunct faculty of the University of New Haven, Quinnipiac College, and Southern Connecticut State University. Mr. Berns holds the appointment of Magistrate from the State of Connecticut Judicial Department. Mr. Berns is a member of the Connecticut Bar Association, the Connecticut Magistrate's Association, the National Health Lawyers

Association, the American Society of Medical Association Counsel, and the Connecticut Society of Association Executives.

    In his capacity as Vice-President and General Counsel, Mr. Berns shall devote approximately eighty percent (80%) of a full time equivalent to the Company and shall concentrate on legal matters concerning procedures, entities, regulations, and laws relating to the practice and business of medicine. He shall also provide general legal services required of corporate counsel on such matters as review, negotiation, and drafting of contractual obligations, and addressing members' communications and questions. Through its Management Agreement with MedServ, the Company will pay Mr. Berns approximately $83,200 a year with a bonus up to twenty five percent (25%) of his salary based upon satisfying certain performance criteria.

    JOHN AVERSA, M.D. has practiced medicine for the past 27 years specializing in orthopaedics. Dr. Aversa received his M.D. from SUNY Downstate in 1967.

    JOSEPH BALSAMO, M.D. has practiced medicine for the past 8 years specializing in Internal Medicine. Dr. Balsamo received his M.D. from Universidad del Noreste in 1985.

    NEIL H. BROOKS, M.D. has practiced medicine for the past 26 years specializing in Family Practice. Dr. Brooks received his M.D. from Hahnemann University in 1968.

    CRAIG W. CZARSTY, M.D. has practiced medicine for the past 14 years specializing in Family Practice. Dr. Czarsty received his M.D. from Georgetown University in 1980.

    ELLEN R. FISCHBEIN, M.D. has practiced psychiatry for the past 19 years. Dr. Fischbein received her M.D. from the State University of New York at Buffalo in 1970.

    JOHN B. FRANKLIN, M.D. has practiced medicine for the past 29 years specializing in opthalmology. In addition to his duties as a Director and Treasurer, Dr. Franklin is the Company's acting Chief Financial Officer and will hold such office until the Company hires a permanent Chief Financial Officer. Dr. Franklin received his M.D. from New Jersey College of Medicine in 1961.

    DAVID F. MINTELL, M.D. has practiced medicine for the past 29 years specializing in Internal Medicine. Dr. Mintell received his M.D. from Thomas Jefferson University in 1964.

    F.J. MONTEGUT, M.D. has practiced medicine for the past 27 years specializing in Thoracic Surgery. Dr. Montegut received his M.D. from Mcharry Medical College in 1958.

    N. CHANDRA NARAYANAN, M.D. has practiced medicine for the past 22 years specializing in Surgical Oncology. Dr. Narayanan received his M.D. from Calcutta National Medical College and Hospital in 1964.

    JOHN W. RODGERS, M.D. has practiced medicine for the past 18 years specializing in Pulmonary Diseases. Dr. Rodgers received his M.D. from the University of Connecticut in 1974.

    EARLE J. SITTAMBALAM, M.D. has practiced medicine for the past 22 years specializing in Internal Medicine. Dr. Sittambalam received his M.D. from the University of Ceylon in 1969.

    The Company intends to hire a permanent Chief Financial Officer, Chief Operating Officer, and Vice President of Medical Affairs, Management Information Systems and Marketing and Sales with significant HMO experience, or to engage the services of such persons under the terms of the Management Agreement with MedServe. The Company will pay such compensation as the Board of Directors deems appropriate to attract and retain qualified individuals for these positions.

    As a startup in a competitive market, the Company may hire an HMO management consulting company to provide oversight during its first year(s) of operation. In addition to general management functions, this management company may be charged with the recruitment and training of the permanent staff of the Company.

EXECUTIVE COMPENSATION

    The following chart provides a summary of the compensation received by the Company's Chief Executive Officer from the Company's inception through December 31, 1996. The Company did not pay compensation in excess of $100,000 to any officer or other employee.

                           SUMMARY COMPENSATION TABLE

                                                                                   ANNUAL
                                                                                COMPENSATION           ALL OTHER
NAME AND PRINCIPAL POSITION                                                 SALARY        BONUS      COMPENSATION
-----------------------------------------------------------------------  ------------  ------------  -------------

Joseph E. Coffey,......................................................
Exective Vice President and Acting Chief Executive Officer

    Other than the salaries and bonuses set forth above, the Company did not pay MedServ any other compensation to management personnel. Management shall not be entitled to any stock options or stock incentive programs.

                           PRINCIPAL SECURITY HOLDERS

                                              NAME AND ADDRESS OF            AMOUNT AND NATURE OF
TITLE OF CLASS                                  BENEFICIAL OWNER             BENEFICIAL OWNERSHIP    PERCENT OF CLASS
------------------------------------  ------------------------------------  -----------------------  -----------------

Class A Common......................                  N/A                             N/A                   N/A

Class B Common......................                  N/A                             N/A                   N/A

Class C Common......................  MedServ of Connecticut, Inc.                                             100%

    MedServ owns all of the outstanding Class C Common Stock of the Company. Prior to this Offering, there is no outstanding Class A Common Stock or Class B Common Stock of the Company.

                             CONFLICTS OF INTEREST

    Some of the stockholders and directors of the Company are or will be and will continue to be physicians who have entered into a Physician Participation Agreement with MedServ IPA. The interests of the physicians, as providers to the Company through MedServ IPA, may differ from the interests of the physicians, as stockholders and/or directors of the Company. As providers, physicians may have an interest in maximizing the amount of reimbursement from the Company for services provided by them to the Enrollees. On the other hand, as stockholders and/or directors of the Company, physicians may benefit from the containment of the cost of providing services through appreciation in share values or increased compensation. The Company's ability effectively to operate its business will depend in part upon its resolving this conflict in a way that enables the Company to offer its products at competitive rates. See "Business" and "Risk Factors--Method of Reimbursement for Physician Services."

    The Company intends to solicit employers and individuals throughout Connecticut, including physicians who are Stockholders and directors of the Company, to become Enrollees of the HMO. Physicians, as employers and/or Enrollees, may be interested in minimizing the Company's premiums (and other financial aspects of the Company), as well as maximizing the breadth of services provided by the Company. On the other hand, physicians, as Stockholders and/or directors of the Company, may be interested in maximizing premiums of Enrollees, and minimizing the breadth of services covered by the Company. Although the Board of Directors recognizes this potential conflict of interest, its current intention is to operate the Company in a manner that maintains market competitive premiums and benefit designs.

    Further, the Company's stockholders may own Stock and/or participate in competing organizations. The Company's stockholders may also have an interest in freestanding facilities or institutions with which the Company has contracted.

    MedServ of Connecticut, Inc., as the sole stockholder of the Class C Common Stock, has the right to designate greater than a majority of the Board of Directors. The Company expects to maintain a Network Agreement with MedServ IPA which the Company's Board of Directors believes will be on terms no less favorable than could be obtained from a disaffiliated service provider.

                           RELATED PARTY TRANSACTIONS

    The Company will maintain a Network Agreement with MedServ IPA. The Company will maintain a Management Services Agreement with MedServ of Connecticut Inc. for management of the HMO. In addition, hospitals and other purchasers which invest in the Company may have service arrangements with the Company which may make their interests inconsistent with the interests of the Company as its stockholders.

    Mr. Coffey, Ms. Camarco, Mr. Berns and Mr. Fiorentino are each employed by Medserv of Connecticut, which in the year ended December 31, 1996 paid them $154,420, $59,150, $80,172 and $92,652 respectively.

                               TERMS OF OFFERING

THE OFFERING

    The Company is offering two classes of Stock, Class A Common Stock and Class B Common Stock, until all the Stock offered hereby is sold, for a period of up to one hundred and eighty (180) days after the date of this Prospectus, with one sixty (60) day extension subject to the discretion of the Board of Directors (the "Offering Period"). Class A Common Stock will be sold to both individual physicians and medical groups at a price of $4,000 per share, subject to a "prompt subscription" price of $3,000 per share for physicians who execute and deliver to the Subscription Agent a Subscription Agreement to purchase shares within ninety (90) days of the commencement of the Offering. Every physician seeking to provide medical services to Enrollees must agree to purchase one share of Class A Common Stock. No physician may hold more than one share of Class A Common Stock. In addition to purchasing one share of Class A Common Stock, each Specialist Physician seeking to provide medical services to Enrollees must agree to purchase not less than one share of Class B Common Stock.

    Class B Common Stock will be sold at a price of $4,000 per share to physicians and hospitals that have been approved by the Company, in its discretion, subject to a prompt subscription price of $3,000 per share for physicians and hospitals which execute and deliver to the Subscription Agent a Subscription Agreement to purchase shares within ninety (90) days of the commencement of the Offering. Although the Company does not anticipate limiting the number of shares of Class B Common Stock any purchaser may purchase, a maximum of 3,000 shares of Class B Common Stock may be sold pursuant to this Offering, and, in response to an over-subscription, the Company may limit the number of shares of Class B Common Stock a particular investor may purchase.

    Licensed hospitals may purchase Class B Common Stock subject to a 62.50 share minimum purchase (i.e., a $250,000 investment); provided, however, that a hospital which is licensed to operate fewer than 100 beds is subject to a twenty five (25) share minimum purchase (i.e., a $100,000 investment).

    Professional corporations, corporations, limited liability corporations, business trusts, trusts, independent practice associations ("IPAs"), physician hospital organizations ("PHOs"), and partnerships that are majority-owned and controlled, directly or indirectly, by physicians who provide medical services on behalf of the entity (each referred to as a "Group") are eligible to purchase shares of Class A Common Stock and are eligible for the prompt subscription price for Class A Common Stock and Class B Common Stock if and only if (i) physicians practicing in the Group ("Group Physicians") meet the qualifications of individual physician investors; (ii) the number of shares of Class A Common Stock purchased equals the number of Group Physicians in any particular purchasing Group, and the number of shares of Class B Common Stock purchased shall at least equal the number of Specialist Physicians practicing in any particular purchasing Group; and (iii) each Group Physician in a purchasing Group executes a Participation Agreement. However, with regard to any organization purchasing on behalf of physicians affiliated therewith who hold full time geographic academic appointments, the number of shares to be purchased shall be calculated based on full time equivalent physician time devoted to clinical care based on Medicare reports completed for the most recent fiscal year of the affiliated hospital, and if a hospital is a shareholder of such Group, Class B Common Stock must be purchased in such amount required for a hospital purchasing individually. No Group may purchase more than the number of shares of Class A Common Stock than could be purchased by Group Physicians if purchasing individually.

    The Offering is subject to receipt of Subscription Agreements prior to the expiration of the Offering Period committing to purchases by physicians of not less than $8 million dollars of Class A Common Stock and Class B Common Stock. Within five business days after the achievement of the $8 million dollar threshold, there shall be an Initial Closing. The Company shall conduct subsequent Closings upon receipt of incremental subscriptions equalling $500,000, with a final Closing to occur 180 days following the date of this Prospectus subject to a 90 day extension at the discretion of the Board of Directors. In the event the $8 million threshold is not satisfied, the purchase price of both the Class A and B Shares shall be refunded, minus $450 per share, which shall be retained by the Company in order to offset the costs associated with the Offering. See "Risk Factors".

    The primary purposes of the Offering are, and the proceeds therefrom shall be used: (1) to retire outstanding debt of the Company; (2) to raise working capital; (3) to expand the number of the Company's stockholders throughout Connecticut for purposes of providing medical services to Enrollees of the Company's proposed HMO or other product offerings; and (4) to allow physicians practicing in Connecticut who reside out of state to become stockholders,

ELIGIBILITY REQUIREMENTS TO PURCHASE STOCK

    The Stock offered hereby may be purchased only by Eligible Purchasers, which includes only persons meeting each of the following requirements:

    - CLASS A COMMON STOCKHOLDERS:

    FOR INDIVIDUAL PHYSICIANS:

    (i) Must be a physician licensed in the state in which the physician practices.

    (ii) Must maintain membership in County and State Medical Associations, in each case if available, unless such requirement is waived by the Company's Board of Directors in its sole discretion.

    (iii) Must maintain a Participation Agreement with MedServ IPA in effect.

    (iv) Must have a Primary Care Physician Attachment or a Specialist Physician Attachment to the Participation Agreement with MedServ IPA in effect.

    (v) Specialist Physicians must also purchase Class B Common Stock.

    DUE TO LEGAL AND OTHER RESTRICTIONS, THE COMPANY AND ITS AGENTS WILL NOT ACCEPT FUNDS DRAWN ON INDIVIDUAL RETIREMENT ACCOUNTS ("IRAS"), KEOUGH ACCOUNTS, MUTUAL FUND ACCOUNTS, CASH MANAGEMENT ACCOUNTS OR OTHER TYPES OF RETIREMENT OR INVESTMENT ACCOUNTS.

    FOR GROUPS:

    Groups may acquire shares for such number of Group Physicians who individually satisfy the qualifications of a Class A Common Stockholder.

    - CLASS B COMMON STOCKHOLDERS: At the discretion of the Board of Directors, physicians groups, hospitals and/or other investors may be issued Class B Common Stock of the Company. Every Specialist Physician seeking to provide medical services to the Company's Enrollees must agree to purchase not less than one share of Class B Common Stock. Licensed hospitals that seek to purchase Class B Common Stock are required to purchase not less than
      62.50 shares (I.E., a $250,000 investment); provided, however, that if a hospital has less than 100 licensed beds, then such an investor is required to purchase not less than twenty five (25) shares (I.E, a $100,000 investment).

    See "Terms of Offering--Eligibility Requirements to Purchase Stock."

OFFERING PERIOD

    The Offering will remain open for one hundred and eighty (180) days after the commencement of the Offering Period, subject to a 90 day extension at the discretion of the Board of Directors.

FINANCING--GENERALLY

    The Company has made arrangements with Fleet National Bank that it will make financing available to all physicians desiring to finance the purchase price of their Stock; provided however, THIS FINANCING IS SUBJECT TO THE BANK'S SOLE DETERMINATION OF THE CREDIT-WORTHINESS OF EACH PURCHASER AND ACCEPTANCE OF OTHER LOAN TERMS AND CONDITIONS. THE COMPANY MAKES NO REPRESENTATION OR GIVES ANY ASSURANCE THAT A PURCHASER WILL BE ACCEPTABLE TO THE BANK OR THAT FINANCING CAN BE MADE AVAILABLE TO ANY OR ALL PURCHASERS. THE BANK HAS NOT ISSUED A BINDING COMMITMENT REGARDING SUCH FINANCING.

    The financing, including amounts which may be retained by the Company in the event the Offering is undersubscribed, will be a direct loan to the subscriber and it will be the sole, full recourse obligation of the subscriber to the Bank and must be paid by the subscriber regardless of the success of the Company. The Company will be under no obligation to make any payments on account of the financing.

    A description of the terms of the financing, as well as an application for the financing, are included in materials provided with this Prospectus. A purchaser desiring to apply for such financing must complete the application and return it along with the other required documents to the Company or its agent. The Company or its agent will then forward such applications to the Bank.

                           DESCRIPTION OF SECURITIES

STOCK BEING OFFERED; RIGHTS OF STOCKHOLDERS

    The Company's authorized capital Stock consists of 10,000 shares of Class A Common Stock without par value, and 10,000 shares of Class B Common Stock without par value and 100 shares of Class C Common Stock without par value. Currently, no shares of Class A Common Stock or Class B Common Stock are issued and outstanding. In this Offering, a maximum of 3,000 shares of Class A Common Stock and 3,000 shares of Class B Common Stock are being offered for sale.

    Class A and Class B Common Stockholders are entitled to one vote per share on all matters presented to the Stockholders for vote or consent, except that Class B Common Stockholders will not be entitled to elect representatives to the Board of Directors. There is no cumulative voting for the election of directors, nor do any stockholders have preemptive rights. Dividend rights will be available to Stockholders of both Classes A and B Common Stock when, as and if declared by the Company's Board of Directors, at the Board's discretion, out of funds legally available therefor. Receipt of dividends by one Class of Stock does not necessitate receipt by another. Upon liquidation, after the liabilities of the Company have been discharged, Class B Common Stockholders will have a liquidation preference equal to $1,500 per share of Class B Common Stock. After the Class B Common Stockholders' liquidation preference is satisfied, all Stockholders will share any remaining liquidating distributions PRO RATA.

    The Company's Class C Common Stock, has the right to designate greater than a majority of the Board of Directors of the Company. In addition, greater than two-thirds of the MedServ directors must approve certain extraordinary corporate actions such as: (i) a sale or liquidation of the Company; (ii) the appointment of management personnel; (iii) a merger or consolidation involving the Company;
(iv) the incurrence of in excess of one million dollars of debt; (v) an amendment to the Company's Certificate of Incorporation or Bylaws; and (vi) any matter required by law to be submitted to the stockholders for a vote. Accordingly, MedServ will be able to determine the outcome of all corporate actions requiring approval by the Board of Directors or stockholders and to control the business affairs of the Company.

    The Company's Bylaws provide for a staggered Board of Directors, as well as for various designations of Directors.

    The first meeting of Stockholders subsequent to this Offering will not be held until a reasonable amount of time following the conclusion of this Offering. Further, only a majority of the Stockholders must be present (in person or by proxy) to constitute a quorum at meetings of Stockholders.

ELIGIBILITY TO PURCHASE

    The Company's shares can only be purchased by Eligible Purchasers. For a more comprehensive description of the eligibility requirements to purchase Stock, see "Terms of Offering--Eligibility Requirements to Purchase Stock."

TRANSFER RESTRICTIONS AND REDEMPTION PROVISIONS

    The Company's Bylaws prohibit the transfer of Stock of either Class to any others but Eligible Purchasers and provide for either mandatory or optional redemption by the Company upon the occurrence of certain events. If at any time a Stockholder receives a bona fide offer to transfer shares of Stock to an Eligible Purchaser, the Stockholder must offer to the Company in writing (the "Transfer Notice") a right of first opportunity to purchase such shares at an amount equal to the bona fide offer (the "Bona Fide Redemption Price"). The Company shall notify the Stockholder in writing (the "Election Notice") of its election to purchase such shares within thirty (30) days of receipt of the Transfer Notice (the "Election Period"). If the Company elects to purchase such shares, it may, at its election, make payment of the Purchase Price in cash or by delivery of a promissory note to the selling Stockholder in the principal amount of the Bona Fide Redemption Price, such note to have a term of not greater than two (2) years and providing equal quarterly payments of principal and accrued interest thereon, with interest at the prime rate as reported in the "Money Rates" section of the WALL STREET JOURNAL on the first day of the month preceding the notice of sale or transfer. The transfer shall occur within sixty (60) days of the Election Notice at the offices of the Company on the date and at the time set forth in the Election Notice. The promissory note shall obligate the Company to pay the selling Stockholder the principal amount due with interest thereon in equal quarterly installments over the two year payment term. If the Company does not elect to purchase such shares, the Stockholder may sell such shares to the individual or entity identified in the Transfer Notice, for the Purchase Price specified in the Transfer Notice; provided that the closing of such sale occurs within sixty (60) days following the expiration of the Election Period. If a Stockholder otherwise wishes to sell his or her Stock back to the Company, the Company, in its sole discretion, may redeem such Stockholder's Stock (optional redemption) for book value, or for such other amount and on such other terms agreeable to the Company and the Stockholder.

    At any time after the fifth anniversary of the issuance date of a Class A Common Stockholder's or Class B Common Stockholders shares of Stock, the Company agrees to redeem all shares of Stock (including Class A and Class B Common Stock shares) of a Class A Common Stockholder wishing to sell or transfer his/her shares upon the occurrence of one of the following events (termed an "Involuntary Transfer"): the death or permanent disability of the Physician; or the cessation of the Physician's provision of services in Connecticut (I.E., retirement or relocation); provided, however, that Physicians who acquire shares of stock through this Offering and are 55 years of age or older on the date of receipt of an executed Subscription Agreement shall be eligible to redeem their Stock at any time after the third anniversary of the issuance date of such Stock. The Company shall purchase such shares of Stock at the greater of the then current net book value of such shares determined pursuant to Generally Accepted Accounting Principles ("GAAP") as of the most recently completed fiscal quarter of the Company, or the original issuance price (the "Involuntary Redemption Price"). At the election of the Company, the Company may pay in cash or by delivery of a promissory note to the selling Stockholder in the principal amount of the Involuntary Redemption Price, such note to have a term of not greater than five (5) years and to provide equal quarterly payments of principal and accrued interest thereon, with interest at the prime rate as reported in the "Money Rates" section of the WALL STREET JOURNAL on the first day of the month preceding the notice of sale or transfer. Upon the occurrence of any of the events giving rise to an Involuntary Transfer, a Stockholder (or his or her personal representative) is obligated to notify the Company immediately. Book value, for purposes of such redemption, shall be calculated based on the most recent financial report required to be filed with the SEC in accordance with GAAP prior to written notification by the Stockholder to the Company.

    Upon failure by a Class A Common Stockholder to maintain the necessary qualifications for status as an Eligible Purchaser, the Class A Common Stockholder shall immediately surrender his/her Class A shares of Stock and the Company will cancel such shares and issue an equal number of Class B shares to such Stockholder. Any attempted transfer by a Class A Common Stockholder to a party which does not meet the requirements for status as an Eligible Purchaser shall be void and of no effect.

    If a Stockholder otherwise wishes to sell his or her Stock back to the Company, the Company, in its sole discretion, may redeem such Stockholder's Stock (as an optional redemption) for book value, or on other terms agreeable to the Company and the Stockholder.

    Notwithstanding the previous discussion in this section, the Company shall not redeem a Stockholder's Stock if the Company is insolvent or, by reason of such redemption, is rendered insolvent, violates a regulatory capital reserve requirement relating to the conduct of the business of insurance, or violates any contract to which the Company is a party or if the redemption would materially impair the ability of the Company to conduct its affairs as determined by the Board of Directors in its reasonable judgment. The determination made by the Board of Directors from time to time as to whether redemption of shares would materially impair the ability of the Company to conduct its affairs will depend upon a number of factors, including but not limited to (i) the amount of net proceeds received from this Offering or subsequent financings; if any; (ii) the income from operations earned and anticipated to be earned in connection with the Company's business in relation to the Company's budget and capital requirements; (iii) the amount of prior redemptions of Stock by the Company; and (iv) the amount needed to meet statutory surplus requirements.

    The Board of Directors of the Company may adopt annually by resolution a limitation on the amount of funds available each fiscal year for the redemption of shares, which resolution shall set forth the priority of payments to Stockholders, and/or the proportionate amount of Stock to be redeemed from Stockholders, in the event the aggregate Purchase Price of shares for which redemption is otherwise required exceeds the limitation duly adopted.

    Any Stockholder of the Company who is an officer or director of the Company at the time of the occurrence of an event which gives rise to Involuntary Transfer of his or her stock by the Company is deemed to have resigned from any such position, as provided in the Bylaws.

LEGEND ON STOCK CERTIFICATES

    The Company's Bylaws require that certificates for all shares of Stock bear the following restrictive legend:

        Notice is hereby given that the share of stock represented by this certificate is subject to the provisions and restrictions on transfer and redemption included in the Bylaws of the Company, a copy of which is on file at the office of the Company, and that any transfer of the share of stock represented by this certificate shall be void unless said transfer is in compliance with said Bylaws.

TRANSFER AGENT

    Fleet National Bank currently acts as transfer agent and registrar for shares of the Company's Stock.

                              PLAN OF DISTRIBUTION

    The Company intends to engage a licensed broker-dealer to sell on a best efforts basis the shares of common stock for and on behalf of the Company during the offering period. The Company will pay such broker-dealer a sales commission on Shares sold in this Offering to be agreed upon by the parties. The Company will also reimburse such broker-dealer for its expenses incurred in connection with the Offering. The obligations of the parties are subject to receipt of subscriptions of not less than $8 million of Class A and Class B Common Stock, as soon as practicable after which, there shall be an Initial Closing pursuant to which the Shares will be sold. Following the Initial Closing, Stock will continue to be offered by the Company through its executive officers until all sales registered hereby have been sold. Executive officers of the Company selling such shares shall receive no commissions or other remuneration in connection with the sale of such additional shares after an initial closing.

                                    EXPERTS

    The validity of the shares of Common Stock offered hereby will be issued upon for the Company by Fabiani & Kone, 714 State Street, New Haven, Connecticut 06511.

    The audited financial statements included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect hereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                             ADDITIONAL INFORMATION

    The Company has filed with the U.S. Securities and Exchange Commission (the "Commission") Washington, D.C., 20549, a Registration Statement on Form SB-2 under the 1933 Securities Act with respect to the securities offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all of the information included in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits and the schedules thereto which may be inspected, without charge, at the Commission, or copies of which may be obtained from the Commission in Washington, D.C. upon payment of the requisite fees. Statements contained in this Prospectus as to the content of any contract or other document referred to are not necessarily complete, and where such contract or other document is an exhibit to the Registration Statement, each such statement is deemed to be qualified in all respects by the provisions of the exhibit.

                                    GLOSSARY

    "Care Manager"--The Company requires each Enrollee to select a Primary Care Physician (defined below) who must deliver or coordinate the delivery of all medical services for the Enrollee.

    "Certificate of Authority"--a certificate of license that must be obtained in order to operate an HMO in Connecticut.

    "Company"--Physicians Care for Connecticut, Inc.; the company whose Stock is being offered for sale in this Offering.

    "Eligible Purchaser"--persons meeting the following requirements:

- CLASS A STOCKHOLDERS:

    FOR INDIVIDUAL PHYSICIANS:

    (i) Must be a physician licensed in the state in which the physician practices.

    (ii) Must maintain membership in County (if a County Medical Association exists in such county) and State Medical Associations, if available, unless such requirement is waived by the Company's Board of Directors in its sole discretion.

   (iii) Must maintain a Participation Agreement with MedServ IPA, Inc. in effect.

    (iv) Must have a Physicians Care Primary Care Physician Attachment or a Physicians Care Specialist Physician Attachment to the Participation Agreement with MedServ IPA in effect.

    FOR MEDICAL GROUPS: Class A Common Stock may be held by a professional corporation, corporation, limited liability corporation, business trust, trust, independent practice association, physician hospital organization or partnership, in which physicians who provide medical services on behalf of such entity have not less than fifty percent (50%) ownership interest or control (referred to as a "Group"), provided that each of the physicians in the Group meet the qualifications for physicians as if purchasing individually, unless otherwise waived by the Company's Board of Directors in its sole discretion.

- CLASS B STOCKHOLDERS: At the discretion of the Board of Directors, physicians, groups, hospitals and/or other investors may be issued Class B Common Stock of the Company. Every Specialist Physician seeking to provide medical services to the Company's Enrollees must agree to purchase not less than one share of Class B shares. Licensed hospitals that seek to purchase Class B Common Stock are required to purchase not less than 62.50 shares (I.E., a $250,000 investment); provided, however, that if a hospital has less than 100 licensed beds, then such an investor is required to purchase not less than twenty five (25) shares (I.E, a $100,000 investment).

    "Closing"--the occurrence of the consummation of the formal purchase and sale of Stock at which money relating to subscriptions subject to such closing shall be transferred from Escrow to the Company and corresponding certificates representing shares of Stock shall be issued to purchasers.

    "HMO"--Health Maintenance Organization--a health care delivery system that provides a broad range of health care services to individuals in return for a prepaid premium.

    "Initial Closing"--the Closing which will occur as soon as is practicable after the receipt by the Company of subscriptions exceeding $8 million.

    "Managed Care"--the provision of health care services, other than through a traditional fee-for-service arrangement, in a manner that attempts to control the cost or frequency of health care services.

    "Enrollee"--a person entitled to receive medical and hospital services and financing of such services through the Company. For purposes of this Agreement, an Enrollee includes any person for whom the Company provides, arranges, and/or finances managed health care or administrative services.

    "Offering"--the current offering of the Company's Stock, as set forth in this Prospectus.

    "Primary Care Physician"--a person licensed to practice medicine by the applicable state licensing board who (a) (i) is board eligible or board certified in internal medicine, family medicine, general practitioner, or pediatrics, or (ii) meets such other standards as determined by the Board of the Company from time to time, and (b) devotes significant practice time to providing primary care services or managing the delivery of other medical services with a capability to make preliminary diagnoses or to provide treatment of medical and health care needs, without limitation by problem origin, organ system or gender, to arrange for delivery of all necessary care and to satisfy other requirements as established in Board policy recording relating to qualifications of Primary Care Physicians. For the limited purpose of determining which physicians qualify to purchase shares of Stock as a Primary Care Physician, psychiatrists shall be considered Primary Care Physicians.

    "Specialist Physician"--a licensed physician who (i) executes the Company Specialist Physician Attachment to the MedServ IPA, Inc. Participation Agreement for Physicians and is listed as a Specialist Physician in the Company's provider directory or (ii) provides medical services to Enrollees upon referral from a Primary Care Physician and submits a claim for payment therefor.

    "Stock"--the Class A Common Stock and Class B Common Stock of the Company being offered to Eligible Purchasers through this Offering.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                                PAGE
                                                                                                                -----
Report of Independent Public Accountants...................................................................         F-2
Balance Sheet as of December 31, 1996......................................................................         F-3
Statement of Operations for the period from Inception (November 12, 1996) through December 31, 1996........         F-4
Statement of Stockholder's Equity (Deficit) for the period from Inception (November 12, 1996) through
 December 31, 1996.........................................................................................         F-5
Statement of Cash Flows to the period from Inception (November 12, 1996) through December 31, 1996.........         F-6
Notes to Financial Statements..............................................................................         F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
  Physicians Care for Connecticut, Inc.:

    We have audited the accompanying balance sheet of Physicians Care for Connecticut, Inc. (a development stage, Connecticut corporation) (the Company) as of December 31, 1996 and the related statements of operations, stockholder's equity (deficit) and cash flows for the period from inception (November 12, 1996) to December 31, 1996. These financial statements are the responsibility of the Company's and MedServ of Connecticut, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Physicians Care for Connecticut, Inc. as of December 31, 1996, and the results of its operations and its cash flows for the period from inception (November 12, 1996) to December 31, 1996 in conformity with generally accepted accounting principles.

    The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is in the development stage, has not yet commenced its business activities and had a net capital deficiency of $703,764, which raises substantial doubt about its ability to continue as a going concern. The Company plans to offer Class A Common Stock and Class B Common Stock to certain eligible purchasers. The net proceeds from the offering, if successful, will be used to repay borrowings and for other working capital purposes. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          /s/ Arthur Andersen LLP
                                          Arthur Andersen LLP

Hartford, Connecticut

January 31, 1997

                     PHYSICIANS CARE FOR CONNECTICUT, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEET

                            AS OF DECEMBER 31, 1996

                                           ASSETS
CURRENT ASSETS:
  Cash and cash equivalents......................................................  $  65,435
                                                                                   ---------
        Total assets.............................................................  $  65,435
                                                                                   ---------
                                                                                   ---------
                       LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Borrowings under line of credit................................................  $ 400,000
  Accounts payable...............................................................    103,025
  Related party payable, net.....................................................    106,389
  Accrued expenses...............................................................    159,785
                                                                                   ---------
        Total current liabilities................................................    769,199
                                                                                   ---------
STOCKHOLDER'S EQUITY (DEFICIT):
  Common stock --
    Class A, no par value, 10,000 shares authorized, no shares issued and
      outstanding................................................................     --
    Class B, no par value, 10,000 shares authorized, no shares issued and
      outstanding................................................................     --
    Class C, no par value, 100 shares authorized, 3 shares issued and
      outstanding................................................................     12,000
  Accumulated deficit............................................................   (715,764)
                                                                                   ---------
        Total stockholder's equity (deficit).....................................   (703,764)
                                                                                   ---------
        Total liabilities and stockholder's equity (deficit).....................  $  65,435
                                                                                   ---------
                                                                                   ---------

    The accompanying notes are an integral part of this financial statement.

                     PHYSICIANS CARE FOR CONNECTICUT, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENT OF OPERATIONS

               FOR THE PERIOD FROM INCEPTION (NOVEMBER 12, 1996)

                              TO DECEMBER 31, 1996

REVENUES.........................................................................  $  --

EXPENSES:
  Consultants....................................................................    342,457
  Legal..........................................................................    238,313
  Actuarial......................................................................     57,561
  Accounting.....................................................................     76,800
  Other..........................................................................        633
                                                                                   ---------
                                                                                     715,764
                                                                                   ---------
      Net loss...................................................................  $(715,764)
                                                                                   ---------
                                                                                   ---------

    The accompanying notes are an integral part of this financial statement.

                     PHYSICIANS CARE FOR CONNECTICUT, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  STATEMENT OF STOCKHOLDER'S EQUITY (DEFICIT)

               FOR THE PERIOD FROM INCEPTION (NOVEMBER 12, 1996)

                              TO DECEMBER 31, 1996

                                                                           COMMON STOCK
                                            --------------------------------------------------------------------------  ACCUMULATED
                                              SHARES       CLASS A      SHARES       CLASS B      SHARES      CLASS C     DEFICIT
                                            -----------  -----------  -----------  -----------  -----------  ---------  ------------
BALANCE, at November 12, 1996.............      --        $  --           --        $  --           --       $  --       $   --
Net loss..................................      --           --           --           --           --          --         (715,764)
Issuance of 3 shares of Class C common
  stock...................................      --           --           --           --                3      12,000       --
                                                    --                        --                        --
                                                            -----                     -----                  ---------  ------------
BALANCE, at December 31, 1996.............      --        $  --           --        $  --                3   $  12,000   $ (715,764)
                                                    --                        --                        --
                                                    --                        --                        --
                                                            -----                     -----                  ---------  ------------
                                                            -----                     -----                  ---------  ------------


                                               TOTAL
                                            -----------
BALANCE, at November 12, 1996.............  $   --
Net loss..................................     (715,764)
Issuance of 3 shares of Class C common
  stock...................................       12,000

                                            -----------
BALANCE, at December 31, 1996.............  $  (703,764)

                                            -----------
                                            -----------

    The accompanying notes are an integral part of this financial statement.

                     PHYSICIANS CARE FOR CONNECTICUT, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENT OF CASH FLOWS

               FOR THE PERIOD FROM INCEPTION (NOVEMBER 12, 1996)

                              TO DECEMBER 31, 1996

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.......................................................................  $(715,764)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Changes in liabilities--
      Accounts payable...........................................................    103,025
      Related party payable, net.................................................    106,389
      Accrued expenses...........................................................    159,785
                                                                                   ---------
        Net cash used in operating activities....................................   (346,565)
                                                                                   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings under line of credit................................................    400,000
  Issuance of common stock.......................................................     12,000
                                                                                   ---------
        Net cash provided by financing activities................................    412,000
                                                                                   ---------
NET INCREASE IN CASH AND CASH EQUIVALENTS........................................     65,435
CASH AND CASH EQUIVALENTS, beginning of period...................................     --
                                                                                   ---------
CASH AND CASH EQUIVALENTS, end of period.........................................  $  65,435
                                                                                   ---------
                                                                                   ---------

    The accompanying notes are an integral part of this financial statement.

                     PHYSICIANS CARE FOR CONNECTICUT, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1996

1. ORGANIZATION:

    Physicians Care for Connecticut, Inc. (the Company), a wholly owned subsidiary of MedServ of Connecticut, Inc. (MedServ), was formed as a Connecticut corporation on November 12, 1996 under the sponsorship of private practicing physicians to develop a physician-owned and directed insurance company licensed as a Health Maintenance Organization (HMO) and offer a comprehensive array of health insurance products throughout the state of Connecticut. The Company intends to provide coverage for comprehensive healthcare services to Members under its insured products for a fixed, prepaid enrollment fee paid by or on behalf of the Members.

    The Company is in the development stage and has not yet commenced its business activities. The Company has no operating history and has generated no operating revenues. As such, the Company is subject to all of the risks inherent in a new enterprise. The Company will prepare and file an application for a Certificate of Authority with the Connecticut Department of Insurance to operate as an HMO throughout the state of Connecticut and will also seek such other regulatory approvals as necessary to offer its products. The Company plans to offer Class A Common Stock and Class B Common Stock to certain eligible purchasers. The net proceeds from the offering, if successful, will be used to repay borrowings and for other working capital purposes.

    There can be no assurance that the Company's development will be successful or that its services or that its services or products will be successfully marketed, or that the Company will ever achieve profitable operations.

2. SIGNIFICANT ACCOUNTING POLICIES:

    CASH EQUIVALENTS--

    The Company considers all short-term investments in highly liquid debt instruments purchased with original maturities of three months or less to be cash equivalents.

    INCOME TAXES--

    The Company has not as yet determined its tax reporting position for federal and state income tax purposes. There will be temporary differences in reporting certain expenses for financial statement and income tax purposes. A principal difference relates to accounting for organization costs. A deferred income tax benefit has not been recorded as its realization is not considered more likely than not. The Company has a tax net operating loss carryforward which approximates the loss for financial reporting purposes for the period from inception (November 12, 1996) to December 31, 1996, which may be used to offset taxable income in future years. Such carryforward expires by 2011.

    USE OF ESTIMATES--

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

                     PHYSICIANS CARE FOR CONNECTICUT, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1996

3. RELATED PARTY TRANSACTIONS:

    The Company intends to enter into a Management Agreement (the Management Agreement) with MedServ. MedServ was organized in 1995 as a joint venture between the Hartford and New Haven County Medical Associations. MedServ is a for-profit entity performing administrative functions for both county medical associations and operates as a Central Verification Organization to provide credentialing services which are intended to meet National Commission for Quality Assurance credentialing standards. MedServ and the Company's management will conduct the day to day operations of the Company.

    Under the Management Agreement, MedServ will exclusively provide management and administrative services in connection with the development, licensing, marketing and operations of the Company. MedServ will be permitted to contract with third-party independent contractors to provide some or all of the services required to be delivered under the terms of the Management Agreement.

    The Company intends to enter into a Provider Network Agreement (Network Agreement) with MedServ IPA, Inc. (MedServ IPA) under which MedServ IPA will arrange for the availability of a network of qualified physicians throughout the state of Connecticut to provide medical services to the Company's Members. MedServ IPA (formerly known as ProCare IPA, Inc.) is a Connecticut corporation formed specifically for the purpose of developing a network of physicians to provide services to health plan enrollees.

4. FINANCING ARRANGEMENTS:

    The Company has a $650,000 revolving credit facility with a bank. The credit facility, when used, bears interest at the prime rate or the London interbank borrowing rate plus 100 basis points at the Company's election (6.5% at December 31, 1996), and matures on November 22, 1997.

5. COMMON STOCK:

    Holders of Class A and Class B common stock are entitled to one vote on all matters presented to the stockholders for vote or consent, except that Class B stockholders will not be entitled to elect representatives to the Board of Directors. There is no cumulative voting for the election of directors, nor do any stockholders have preemptive rights. Dividend rights will be available to stockholders of both classes of stock when, as and if declared by the Company's Board of Directors, at the Board's discretion, out of funds legally available therefore. Receipt of dividends by one class of stock does not necessitate receipt by another. Upon liquidation, after the liabilities of the Company have been discharged, Class B stockholders will have a liquidation preference of up to $1,500 per share of Class B Common Stock. After the Class B stockholders' liquidation preference is satisfied, all stockholders will share any remaining liquidating distributions PRO RATA. Outstanding shares are not subject to and do not benefit from any sinking fund provisions. As of December 31, 1996, there were no shares of Class A and Class B common stock outstanding.

    The Company also has Class C common stock which has been issued to MedServ. MedServ is the only eligible holder of Class C common stock in the Company. With its Class C stock investment, MedServ has the right to appoint eleven out of not more than twenty-one of the Directors to the Company's Board of Directors. In addition, the Company must have a vote of two-thirds of the MedServ appointed Directors to approve the sale or liquidation of the Company, the appointment of management, the merger or consolidation of the Company, the decision to incur debt over $1,000,000, the amendment of the Articles of Organization or By-laws of the Company and all other decisions required by law.

                     PHYSICIANS CARE FOR CONNECTICUT, INC.
                      Questions and Answers for Prospectus

1.  QUESTION:  What is Physicians Care For Connecticut ("Physicians Care")?

ANSWER: PHYSICIANS CARE IS A CONNECTICUT CORPORATION ORGANIZED TO ESTABLISH AND
        OPERATE A CONNECTICUT HEALTH MAINTENANCE ORGANIZATION WHICH IS PREDOMINANTLY PHYSICIANS-OWNED, CONTROLLED AND DIRECTED. THE PRINCIPAL GOAL OF PHYSICIANS CARE IS TO BECOME THE INSURER PREFERRED BY EMPLOYERS AND INDIVIDUALS TO PROVIDE HEALTH INSURANCE PRODUCTS IN THE STATE OF CONNECTICUT. PHYSICIANS CARE'S PRINCIPAL MEANS OF ACHIEVING THAT GOAL IS TO DEVELOP PRODUCTS WITH VALUE (I.E., AN OPTIMAL COMBINATION OF PRICE, OBJECTIVE MEASURES OF QUALITY AND HIGH CUSTOMER SATISFACTION) WHICH ARE SO CLEARLY IDENTIFIED IN THE MINDS OF CONNECTICUT EMPLOYERS AND RESIDENTS THAT THEY WILL SEEK TO OBTAIN PHYSICIANS CARE PRODUCTS WHENEVER POSSIBLE. BECAUSE OF THE CRITICAL ROLE PROVIDERS PLAY IN BUILDING PRODUCT VALUE, PHYSICIANS CARE INTENDS TO WORK VERY COOPERATIVELY WITH PHYSICIANS TO ENCOURAGE ENTHUSIASTIC CONTRIBUTION TO PRODUCT VALUE AND TO REWARD THAT CONTRIBUTION ACCORDINGLY. PHYSICIANS CARE IS PREPARED TO ESTABLISH PROVIDER INCENTIVES TO IMPROVE QUALITY OF CARE AND CUSTOMER SERVICE AND TO INCREASE MEMBER GROWTH AND WILL REINVEST CONTINUALLY IN PHYSICIANS CARE PRODUCTS (PRINCIPALLY THROUGH INFRASTRUCTURE DEVELOPMENT TO SUPPORT PHYSICIAN CLINICAL DECISION-MAKING) IN EXCHANGE FOR THE PHYSICIAN'S COMMITMENT TO ACTIVELY PARTICIPATE IN MARKETING PROGRAMS, TO MANAGE MEDICAL RISK, AND TO MAINTAIN CUSTOMER SATISFACTION.

2.  QUESTION:  What is the purpose of the Offering?

ANSWER: THE PURPOSE OF THE OFFERING IS TO RAISE A MINIMUM OF $8 MILLION AND A
        MAXIMUM OF $24 MILLION OF NEW CAPITAL TO ENABLE PHYSICIANS CARE TO ORGANIZE AND OPERATE ON A STATE-WIDE BASIS AS A HEALTH MAINTENANCE ORGANIZATION.

3.  QUESTION:  Who may purchase shares of stock in Physicians Care?

ANSWER: THE FOLLOWING PARTIES MAY PURCHASE STOCK IN PHYSICIANS CARE:

        PHYSICIANS SATISFYING THE FOLLOWING REQUIREMENTS MAY PURCHASE STOCK IN PHYSICIANS CARE:

      - BE A PHYSICIAN LICENSED IN THE STATE IN WHICH THE PHYSICIAN PRACTICES

      - MAINTAIN MEMBERSHIP IN COUNTY (IF A COUNTY MEDICAL ASSOCIATION EXISTS IN SUCH COUNTY) AND STATE MEDICAL ASSOCIATION, IF AVAILABLE, UNLESS SUCH REQUIREMENT IS WAIVED BY PHYSICIANS CARE'S BOARD OF DIRECTORS IN ITS SOLE DISCRETION

      - MAINTAIN A PARTICIPATION AGREEMENT WITH MEDSERV IPA IN EFFECT

      - MUST HAVE A PHYSICIANS CARE PRIMARY CARE PHYSICIAN ATTACHMENT OR A PHYSICIANS CARE SPECIALIST PHYSICIAN ATTACHMENT TO THE PARTICIPATING AGREEMENT WITH MEDSERV IPA, INC. IN EFFECT

       HOSPITALS SATISFYING THE FOLLOWING REQUIREMENTS MAY PURCHASE CLASS B STOCK IN PHYSICIANS CARE:

      - BE A LICENSED ACUTE CARE HOSPITAL IN CONNECTICUT

      - MAINTAIN A PARTICIPATION AGREEMENT WITH PHYSICIANS CARE.

4.  QUESTION:  I am a member of a physician group practice, may the group practice purchase the shares of stock on my behalf?

ANSWER: PROFESSIONAL CORPORATIONS, CORPORATIONS, BUSINESS TRUSTS, TRUSTS,
        PARTNERSHIPS OR LIMITED LIABILITY CORPORATIONS, WHICH ARE OWNED AND CONTROLLED, DIRECTLY OR INDIRECTLY, BY A MAJORITY OF PHYSICIANS WHO PROVIDE MEDICAL SERVICES ON BEHALF OF THE ENTITY (COLLECTIVELY "GROUP") MAY PURCHASE CLASS A OR CLASS B STOCK, AS APPLICABLE, ON BEHALF OF THEIR PHYSICIANS; PROVIDED THAT THE PHYSICIAN AFFILIATED WITH THE GROUP INDIVIDUALLY MEETS THE QUALIFICATIONS OF STOCK OWNERSHIP. THE GROUP MUST PURCHASE NOT LESS THAN THE NUMBER OF SHARES REQUIRED TO BE PURCHASED BY PHYSICIANS AS IF EACH PHYSICIAN IN THE GROUP PARTICIPATED

        IN PHYSICIANS CARE AND PURCHASED STOCK INDIVIDUALLY. IF A HOSPITAL IS A SHAREHOLDER IN THE GROUP, THE GROUP MUST ALSO PURCHASE CLASS B COMMON STOCK IN SUCH AMOUNT AS IF THE HOSPITAL WERE PURCHASING THE SHARES SEPARATELY.

5.  QUESTION:  How much does a share of stock cost?

ANSWER: PHYSICIANS MAY PURCHASE CLASS A AND CLASS B COMMON STOCK IN PHYSICIANS
        CARE FOR $4,000 PER SHARE. HOWEVER, IF A PHYSICIAN SUBMITS A COMPLETED SUBSCRIPTION AGREEMENT AND RELATED DOCUMENTATION WITHIN NINETY (90) DAYS OF THE COMMENCEMENT OF PHYSICIANS CARE'S STOCK OFFERING (THE "OFFERING") THE PHYSICIAN WILL RECEIVE A PROMPT SUBSCRIPTION PRICE OF $3,000 PER SHARE.

       HOSPITALS WISHING TO PURCHASE CLASS B SHARES OF STOCK MUST PURCHASE NOT LESS THAN 62.50 SHARES (I.E., A $250,000 INVESTMENT); PROVIDED, HOWEVER, THAT IF A LICENSED HOSPITAL HAS LESS THAN 100 BEDS, THEN SUCH AN INVESTOR IS REQUIRED TO PURCHASE NOT LESS THAN 25 SHARES (I.E., A $100,000 INVESTMENT). HOWEVER, IF A HOSPITAL SUBMITS A COMPLETED SUBSCRIPTION AGREEMENT AND RELATED DOCUMENTATION WITHIN NINETY (90) DAYS OF THE COMMENCEMENT OF PHYSICIANS CARE'S STOCK OFFERING (THE "OFFERING"), THE HOSPITAL WILL RECEIVE A PROMPT SUBSCRIPTION PRICE OF $3,000 PER SHARE.

6.  QUESTION:  If I want to provide medical services to Members of Physicians
               Care, must I purchase stock in Physicians Care?

ANSWER: YES, EVERY PHYSICIAN WHO WISHES TO PROVIDE MEDICAL SERVICES TO
        PHYSICIANS CARE'S MEMBERS MUST EXECUTE A MEDSERV IPA PARTICIPATION AGREEMENT AND IF A PRIMARY CARE PHYSICIAN ("PCP") MUST AGREE TO PURCHASE ONE SHARE OF CLASS A COMMON STOCK, AND IF A SPECIALIST, MUST AGREE TO PURCHASE ONE SHARE OF CLASS A COMMON STOCK AND ONE SHARE OF CLASS B COMMON STOCK. THE BOARD IN ITS DISCRETION MAY ELIMINATE THE REQUIREMENT OF STOCK PURCHASE AS A CONDITION OF HOLDING A PARTICIPATION AGREEMENT.

7. QUESTION: If I am a Primary Care Physician, how many shares of stock must I purchase?

ANSWER: PRIMARY CARE PHYSICIANS MUST PURCHASE ONE SHARE OF CLASS A COMMON STOCK.
        PRIMARY CARE PHYSICIANS MAY, AT THEIR ELECTION, PURCHASE ADDITIONAL SHARES OF CLASS B COMMON STOCK. NO PHYSICIAN MAY HOLD MORE THAN ONE SHARE OF CLASS A COMMON STOCK.

8.  QUESTION:  If I am a Specialist, how many shares of stock must I purchase?

ANSWER: SPECIALISTS MUST PURCHASE ONE SHARE OF CLASS A COMMON STOCK AND ONE
        SHARE OF CLASS B COMMON STOCK. SPECIALISTS MAY, AT THEIR ELECTION, PURCHASE ADDITIONAL SHARES OF CLASS B COMMON STOCK. NO PHYSICIAN MAY HOLD MORE THAN ONE SHARE OF CLASS A COMMON STOCK.

9. QUESTION: What is the difference between Class A and Class B shares of stock?

ANSWER: CLASS A SHAREHOLDERS ARE ENTITLED TO ELECT SIX (6) OUT OF A MAXIMUM OF
        SEVENTEEN OF THE DIRECTORS OF PHYSICIANS CARE. CLASS B SHAREHOLDERS ARE NOT ENTITLED TO ELECT DIRECTORS TO THE BOARD OF PHYSICIANS CARE. HOWEVER, CLASS B SHAREHOLDERS HAVE A PREFERENCE UPON LIQUIDATION OF PHYSICIANS CARE. THIS MEANS THAT UPON LIQUIDATION OF PHYSICIANS CARE, AFTER THE LIABILITIES OF PHYSICIANS CARE HAVE BEEN DISCHARGED, CLASS B SHAREHOLDERS WILL HAVE A LIQUIDATION PREFERENCE EQUAL TO $1,500 PER SHARE OF CLASS B COMMON STOCK. AFTER THE CLASS B STOCKHOLDERS' LIQUIDATION PREFERENCE IS SATISFIED, ALL STOCKHOLDERS WILL SHARE ANY REMAINING DISTRIBUTIONS FROM PHYSICIANS CARE ON A PRO RATA BASIS.

10. QUESTION:  May a hospital purchase shares of stock?

ANSWER: YES, A HOSPITAL MAY PURCHASE CLASS B COMMON STOCK. HOSPITALS MUST
        PURCHASE NOT LESS THAN 62.50 SHARES (I.E., A $250,000 INVESTMENT); PROVIDED, HOWEVER, THAT IF A VALID LICENSED HOSPITAL HAS NOT LESS THAN 100 BEDS, THEN SUCH AN INVESTOR IS REQUIRED TO PURCHASE NOT LESS THAN 25 SHARES (I.E., $100,000).

11. QUESTION:  Are there any other Classes of Stock for Physicians Care?

ANSWER: YES, THERE IS CLASS C STOCK WHICH MAY BE HELD ONLY BY MEDSERV OF
        CONNECTICUT, INC. CLASS C PROVIDES MEDSERV WITH THE RIGHT TO ELECT ELEVEN (11) DIRECTORS TO THE BOARD. IN ADDITION, PHYSICIANS CARE MUST HAVE A VOTE OF 2/3 OF THE MEDSERV APPOINTED DIRECTORS TO APPROVE ANY OF THE FOLLOWING ACTIONS OF PHYSICIANS CARE:

      - THE SALE OR LIQUIDATION OF THE COMPANY;

      - THE APPOINTMENT OF MANAGEMENT;

      - THE MERGER OR CONSOLIDATION OF THE COMPANY;

      - THE DECISION TO INCUR DEBT OVER $1,000,000 DOLLARS;

      - THE AMENDMENT OF THE ARTICLES OF ORGANIZATION OR BYLAWS OF THE COMPANY;

      - ALL OTHER MATTERS REQUIRED BY LAW TO BE SUBMITTED TO THE STOCKHOLDERS FOR A VOTE.

12. QUESTION: What if Physicians Care does not raise enough money from the Offering to start the HMO?

ANSWER: THIS OFFERING IS SUBJECT TO THE REQUIREMENT THAT PHYSICIANS CARE MUST
        RECEIVE SUBSCRIPTIONS FROM PHYSICIANS TO PURCHASE $8 MILLION DOLLARS OF CLASS A AND CLASS B COMMON STOCK. IF PHYSICIANS CARE DOES NOT RAISE $8 MILLION DOLLARS OF CLASS A AND CLASS B COMMON STOCK FROM THE OFFERING, THE PURCHASE PRICE OF BOTH CLASS A AND CLASS B SHARES WILL BE REFUNDED, MINUS $450 DOLLARS PER SHARE, WHICH WILL BE RETAINED BY PHYSICIANS CARE IN ORDER TO OFFSET THE COSTS ASSOCIATED WITH THE OFFERING.

13. QUESTION: What happens if I no longer meet the qualifications for Class A stock?

ANSWER: IF YOU NO LONGER MEET THE QUALIFICATIONS NECESSARY FOR CLASS A
        STOCKHOLDER STATUS OR IF YOU TRANSFER YOUR STOCK TO AN INDIVIDUAL WHO DOES NOT MEET THE QUALIFICATIONS FOR CLASS A STOCKHOLDER STATUS, YOU MUST IMMEDIATELY SURRENDER YOUR CLASS A SHARES OF STOCK AND PHYSICIANS CARE WILL CANCEL THE SHARES AND ISSUE AN EQUAL NUMBER OF CLASS B SHARES.

14. QUESTION:  Can I sell my stock to other interested investors?

ANSWER: IF YOU RECEIVE A BONA FIDE OFFER TO PURCHASE YOUR SHARES, YOU MUST FIRST
        OFFER PHYSICIANS CARE A RIGHT OF FIRST OPPORTUNITY TO PURCHASE YOUR SHARES AT AN AMOUNT EQUAL TO THE BONA FIDE OFFER. IF PHYSICIANS CARE DECLINES TO PURCHASE THE SHARES, YOU MAY SELL THE SHARES TO THE INTERESTED INVESTOR.

15. QUESTION:  If I die, become disabled or retire, what happens to my stock?

ANSWER: AT ANY TIME AFTER THE FIFTH ANNIVERSARY OF THE ISSUANCE DATE OF A CLASS
        A STOCKHOLDER'S SHARES OF STOCK, PHYSICIANS CARE AGREES TO REDEEM ALL SHARES OF STOCK (INCLUDING CLASS A AND CLASS B SHARES) OF A CLASS A STOCKHOLDER WISHING TO SELL OR TRANSFER HIS/HER SHARES UPON THE OCCURRENCE OF ONE OF THE FOLLOWING EVENTS: (I) THE DEATH OR PERMANENT DISABILITY OF THE PHYSICIAN; OR (II) THE CESSATION OF THE PHYSICIAN'S PROVISION OF MEDICAL SERVICES IN CONNECTICUT (I.E., RETIREMENT OR RELOCATION); PROVIDED THAT PHYSICIANS WHO ACQUIRE SHARES OF STOCK THROUGH THE INITIAL OFFERING OF PHYSICIAN CARE'S STOCK AND ARE 55 YEARS OR OLDER ON THE DATE OF RECEIPT OF AN EXECUTED SUBSCRIPTION AGREEMENT SHALL BE ELIGIBLE TO REDEEM THEIR STOCK AT ANY TIME AFTER THE THIRD ANNIVERSARY OF THE ISSUANCE OF THE STOCK. THE COMPANY SHALL PURCHASE SUCH SHARES OF STOCK AT THE GREATER OF (I) THE THEN CURRENT NET BOOK VALUE OF SUCH SHARES DETERMINED PURSUANT TO GENERALLY ACCEPTED ACCOUNTING PRINCIPLES ("GAAP") AS OF THE MOST RECENTLY COMPLETED FISCAL QUARTER OF PHYSICIANS CARE, OR (II) THE ORIGINAL ISSUANCE PRICE OF SUCH SHARES.

16. QUESTION:  How long do I have to purchase stock in Physicians Care?

ANSWER: YOU WILL HAVE 180 DAYS FROM THE COMMENCEMENT OF THE OFFERING TO PURCHASE
        SHARES OF STOCK IN PHYSICIANS CARE. THE BOARD OF DIRECTORS OF PHYSICIANS CARE MAY, IN ITS DISCRETION, EXTEND THE OFFERING

        FOR AN ADDITIONAL SIXTY (60) DAYS. HOWEVER, IF YOU WOULD LIKE TO TAKE ADVANTAGE OF THE PROMPT PAYMENT DISCOUNT DESCRIBED IN THE PROSPECTUS, YOU MUST RETURN AN EXECUTED SUBSCRIPTION AGREEMENT WITHIN 90 DAYS OF THE DATE OF THIS PROSPECTUS.

17. QUESTION:  Will this stock generate dividends?

ANSWER: PHYSICIANS CARE DOES NOT ANTICIPATE PAYING DIVIDENDS TO STOCKHOLDERS FOR
        THE FORESEEABLE FUTURE. IT IS ANTICIPATED THAT PROFITS FROM OPERATIONS WILL BE REINVESTED IN THE COMPANY'S HEALTHCARE FINANCING PLANS IN ORDER TO PROVIDE BETTER BENEFITS FOR PATIENTS, MORE COMPETITIVE PRICING, IMPROVED REIMBURSEMENT LEVELS FOR PROVIDERS AND FOR OTHER CORPORATE PURPOSES.

18. QUESTION:  How will stock be allocated in the event of an oversubscription?

ANSWER: PHYSICIANS CARE REGISTERED 3,000 SHARES OF CLASS A COMMON STOCK AND
        3,000 SHARES OF CLASS B COMMON STOCK WHICH CAN BE ISSUED IN THIS
        OFFERING. SINCE APPROXIMATELY    PHYSICIANS ARE CURRENTLY LICENSED TO
        PRACTICE MEDICINE IN THE STATE OF CONNECTICUT, THE POTENTIAL FOR A TOTAL SUBSCRIPTION IN EXCESS OF THESE AMOUNTS EXISTS. IF ORDERS FOR MORE THAN 3,000 SHARES OF CLASS A COMMON STOCK AND 3,000 SHARES OF CLASS B COMMON STOCK ARE RECEIVED, THE ORDERS WILL BE FILLED ON A FIRST-COME, FIRST-SERVED BASIS. THEREFORE, IT IS ADVISABLE FOR ALL INTERESTED PHYSICIANS TO SUBMIT THEIR ORDERS AS EARLY AS POSSIBLE.

19. QUESTION: Will interest be paid on my subscription during the time the funds are held in escrow?

ANSWER: SUBSCRIPTION FUNDS WILL BEAR INTEREST FROM THE DATE OF DEPOSIT IN THE
        ESCROW ACCOUNT.

20. QUESTION:  Who serves on the Board of Directors of Physicians Care?

ANSWER: THE NUMBER OF DIRECTORS SHALL NOT BE LESS THAN SEVENTEEN (17) AND NOR
        MORE THAN TWENTY ONE (21) DIRECTORS.

       SIX (6) OF THE DIRECTORS ARE ELECTED BY THE CLASS A SHAREHOLDERS. EACH OF THESE DIRECTORS MUST BE A PHYSICIAN AND A MEMBER OF A COUNTY MEDICAL SOCIETY OTHER THAN THE HARTFORD OR NEW HAVEN MEDICAL SOCIETY. NO MORE THAN TWO OF THE CLASS A DIRECTORS MAY BE MEMBERS OF ANY ONE COUNTY MEDICAL SOCIETY AT ANY GIVEN TIME; AND AT ALL TIMES, THREE OF THE CLASS A DIRECTORS SHALL BE "PRIMARY CARE PHYSICIANS", AS SAID TERM IS DEFINED BY CORPORATION POLICY FROM TIME TO TIME. ELEVEN (11) OF THE DIRECTORS MUST BE APPOINTED AND REMOVED BY MEDSERV. SIX (6) OF THESE ELEVEN DIRECTORS SHALL BE PRIMARY CARE PHYSICIANS.

       UP TO FOUR DIRECTORS (SUCH NUMBER TO BE DETERMINED IN THE DISCRETION OF THE BOARD) SHALL BE REPRESENTATIVES OF AREA EMPLOYERS, HOSPITALS, ETC. THESE DIRECTORS WILL BE ELECTED BY A MAJORITY OF THE COMBINED CLASS A STOCKHOLDERS AT THE ANNUAL MEETING OF THE BOARD OF DIRECTORS FROM A LIST OF NOMINEES DEVELOPED BY THE BOARD OF DIRECTORS.

21. QUESTION:  Who will manage Physicians Care?

ANSWER: PHYSICIANS CARE WILL ENTER INTO A LONG TERM MANAGEMENT SERVICES
        AGREEMENT WITH MEDSERV OF CONNECTICUT, INC., A JOINT VENTURE BETWEEN THE HARTFORD AND NEW HAVEN MEDICAL COUNTY ASSOCIATIONS, TO PROVIDE MANAGEMENT SERVICES TO PHYSICIANS CARE.

22. QUESTION:  What products will Physicians Care offer?

ANSWER: PHYSICIANS CARE WILL OFFER VARIED PRODUCTS (E.G., HMO, PPO, POS AND
        SELF-INSURED EMPLOYER) AND FLEXIBLE BENEFITS TO MAXIMIZE CONSUMER
        CHOICE.

23. QUESTION: Will Physicians Care seek to limit the number of physicians providing medical services to Physicians Care Members?

ANSWER: UNLIKE OTHER HMO'S WHICH SEEK TO SIGNIFICANTLY RESTRICT ACCESS TO HEALTH
        CARE PROVIDERS, PHYSICIANS CARE WILL OFFER PARTICIPATION TO ALL PHYSICIANS BUT WILL IMPOSE RIGOROUS DEMANDS ON PHYSICIAN ACCOUNTABILITY TO ENCOURAGE THE BEST CLINICAL PRACTICES.

24. QUESTION: What is Physicians Care's philosophy concerning medical management?

ANSWER: PHYSICIANS CARE IS COMMITTED TO DECENTRALIZED MEDICAL MANAGEMENT AND
        WILL SUPPORT PHYSICIAN CLINICAL DECISION-MAKING BY:

      - PROVIDING DATA AND INFORMATION TO MORE EFFECTIVELY MANAGE THE DELIVERY OF CARE TO PATIENTS, INCLUDING ULTIMATELY ON-LINE ACCESS FOR MEMBER ELIGIBILITY, REFERRAL AUTHORIZATION, CLAIM ADJUDICATION AND APPROVAL, AND CLINICAL DATABASE ANALYSIS;

      - PROMOTING INCREASED PHYSICIAN AUTONOMY OVER CLINICAL DECISIONS, WITH DATA COLLECTION SUPPORT TO ENHANCE PHYSICIAN ACCOUNTABILITY;

      - DEVELOPING STANDARDS FOR BEST CLINICAL PRACTICES AND CUSTOMER SERVICE AND PROVIDING EXTENSIVE EDUCATION TO PROMOTE USE OF SUCH PRACTICES.

25. QUESTION:  What will Physicians Care do with its profits?

ANSWER: WHILE PHYSICIANS CARE REQUIRES PROFIT TO MAINTAIN A VIABLE BUSINESS,
        PHYSICIANS CARE IS COMMITTED TO REINVESTING ITS PROFITS IN ITS PRODUCTS.

26. QUESTION: How will Physicians Care compensate physicians for services rendered?

ANSWER: PHYSICIANS CARE PLANS TO REIMBURSE PHYSICIANS BASED UPON A FEE SCHEDULE
        FOR SERVICES RENDERED. EVENTUALLY, PHYSICIANS CARE HOPES TO EXPERIMENT WITH MORE INNOVATIVE REIMBURSEMENT METHODOLOGIES. PHYSICIANS CARE INTENDS TO COMMIT A GREATER PERCENTAGE OF THE PREMIUM TO PAY FOR MEDICAL SERVICES THAN COMPETITORS. PHYSICIANS WHO CONTRIBUTE SIGNIFICANTLY TO PRODUCT VALUE (MEMBER GROWTH, HIGH QUALITY, CUSTOMER SATISFACTION AND EFFECTIVE MEDICAL MANAGEMENT) WILL BE REWARDED WITH A SERIES OF COMPENSATION INCENTIVES.

       PHYSICIANS CARE IS COMMITTED TO DEVELOPING A PARTNERSHIP WITH ITS PHYSICIAN INVESTORS. IN THE END, A PARTNERSHIP IS PREMISED ON THE CONCEPT OF RELATIVE PROFITABILITY, I.E., A FAIR PROFIT FOR EACH PARTY IN THE PARTNERSHIP GIVEN THE RESPECTIVE EFFORTS IN CONTRIBUTING VALUE TO THE PARTNERSHIP. PHYSICIANS CONTRIBUTE SIGNIFICANT VALUE THROUGH MANAGEMENT OF MEDICAL RISK AND IMPROVED CUSTOMER SERVICE AND, AS A RESULT, SHOULD BE APPROPRIATELY COMPENSATED. PHYSICIANS CARE IS COMMITTED TO PAYING FAIR COMPENSATION TO PHYSICIANS FOR SERVICES RENDERED AND TO REINVESTING IN ITS PRODUCTS AND INFRASTRUCTURE.

27. QUESTION:  What do I need to do to purchase shares of stock in Physicians
    Care?

ANSWER: IN ORDER TO PURCHASE STOCK IN PHYSICIANS CARE, YOU MUST RETURN THE
        FOLLOWING DOCUMENTS TO PHYSICIANS CARE:

      - A SIGNED SUBSCRIPTION AGREEMENT

      - A SIGNED MEDSERV IPA PARTICIPATION AGREEMENT AND ATTACHED PHYSICIANS CARE PRIMARY CARE PHYSICIAN OR PHYSICIANS CARE SPECIALIST PHYSICIAN ATTACHMENT

      - A CHECK OR MONEY ORDER EQUALING THE PURCHASE PRICE OF THE AMOUNT OF SHARE YOU WOULD LIKE TO PURCHASE.

       THESE DOCUMENTS SHOULD BE RETURNED TO PHYSICIANS CARE AT THE FOLLOWING
       ADDRESS:

            PHYSICIANS CARE FOR CONNECTICUT, INC.
           C/O MEDSERV IPA, INC.
           1520 HIGHLAND AVENUE
           CHESHIRE, CONNECTICUT 06410
           ATTN: STOCK SUBSCRIPTION

28. QUESTION:  Can I purchase shares with a check drawn from a mutual fund?

ANSWER: ONLY CHECKS AND MONEY ORDERS WILL BE ACCEPTED AS PAYMENT. CASH, CREDIT
        CARD NUMBERS AND OTHER FORMS OF PAYMENT SHOULD NOT BE SENT AND WILL NOT BE ACCEPTED. THE CHECK OR MONEY ORDER MUST BE PAYABLE IN U.S. DOLLARS AND DRAWN ON A BANK IN THE UNITED STATES. THE CHECK MUST BE HONORED UPON INITIAL DEPOSIT; NO ATTEMPT WILL BE MADE TO REDEPOSIT ANY DISHONORED CHECK. DUE TO LEGAL AND OTHER RESTRICTIONS, PHYSICIANS CARE CANNOT ACCEPT FUNDS DRAWN ON INDIVIDUAL RETIREMENT ACCOUNTS ("IRAS"), KEOUGH ACCOUNTS, MUTUAL FUND ACCOUNTS, CASH MANAGEMENT ACCOUNTS OR OTHER TYPES OF RETIREMENT OR INVESTMENT ACCOUNTS.

29. QUESTION: What if I cannot afford to buy shares of stock in Physicians Care, but would like to invest in Physicians Care?

ANSWER: PHYSICIANS CARE HAS ARRANGED WITH A BANK TO MAKE LOANS AVAILABLE TO ALL
        PHYSICIANS DESIRING TO FINANCE THE PURCHASE PRICE OF THE STOCK WHO MEET THE BANK'S QUALIFICATIONS. A DESCRIPTION OF THE TERMS OF THE LOAN, AS WELL AS AN APPLICATION FOR THE LOAN ARE ENCLOSED WITH THE OFFERING DOCUMENT. THE LOAN IS SUBJECT TO THE BANK'S SOLE DETERMINATION OF YOUR CREDIT-WORTHINESS AND ACCEPTANCE OF THE BANK'S TERMS AND CONDITIONS OF FINANCING. THERE IS NO ASSURANCE THAT EACH PHYSICIAN WILL QUALIFY FOR THIS LOAN. FOR ADDITIONAL INFORMATION, PLEASE CONTACT:

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Certificate of Incorporation and Bylaws of the Company provide that the Company shall indemnify its officers and directors to the full extent permitted by law.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The estimated expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered are as follows:

SEC Registration Fee................................................  $   7,274
Printing and Engraving Expenses.....................................
Accounting Fees and Expenses........................................
Legal Fees and Expenses.............................................
Blue Sky Fees and Expenses..........................................
Transfer Agent's Fees and Expenses..................................
Actuarial Fees and Expenses.........................................
Miscellaneous Expenses..............................................
Total...............................................................  $
                                                                      ---------
                                                                      ---------

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

    The Company sold three (3) shares of its Class C Common Stock to MedServ of Connecticut, Inc. in a private placement on September 1996 and raised $12,000 of gross proceeds therefrom.

    On November 25, 1996, the Company issued a Line of Credit Note to Fleet Bank in principal amount of $650,000.

ITEM 27. EXHIBITS

    ITEM #
-----------
       3.1          --  Certificate of Incorporation of the Registrant*
       3.2          --  Bylaws of the Registrant*
       4.1          --  Form of Stock Certificate*
       5.1          --  Opinion of Fabiani & Kone*
      10.1          --  Form of Physician Participation Agreement with Registrant
      10.2          --  Form of Hospital Participation Agreement with Registrant
      10.3          --  Form of Group Participation Agreement with Registrant
      10.4          --  Form of Stock Subscription Agreement
      10.5          --  Loan Agreement, dated November 25, 1996, between the Company and Fleet Bank
      10.6          --  Line of Credit Note, dated November 25, 1996, issued to Fleet National Bank in principal amount of
                        $650,000
      10.7          --  Form of Management Agreement by and between MedServ of Connecticut, Inc. and Registrant
      10.8          --  Form of Service Agreement with MedServ IPA
      10.9          --  Form of Escrow Agreement with Fleet Bank
      23.1          --  Consent of Fabiani & Kone (included in Exhibit 5.1)
      23.2          --  Consent of Arthur Andersen LLP
      24.1          --  Power of Attorney--Included on Page II-3

------------------------
* To be filed by amendment

ITEM 28. UNDERTAKINGS

    Registrant undertakes to:

    (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

        (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

        (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the formation in the registration statement; and notwithstanding the foregoing, an increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% charge in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

       (iii) Include any additional or changed material information on the plan of distribution.

    (2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time be the initial bona fide offering.

    (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

    (4) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (5) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of its Certificate of Incorporation and Bylaws, the Connecticut Corporation Act, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-1 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT ON FORM SB-2 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN CHESHIRE, CONNECTICUT ON MARCH 6, 1997.

                                PHYSICIANS CARE FOR CONNECTICUT, INC.

                                By:  /s/ JOSEPH R. COFFEY
                                     -----------------------------------------
                                     Name: Joseph R. Coffey
                                     Title: Chief Executive Officer

    We, The Undersigned Officers And Directors Of Physicians Care For Connecticut, Inc. Hereby Severally constitute and appoint Joseph R. Coffey and Edward J. Berns, and each of them singly, our true and lawful attorneys, with full power to them and each of them singly to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-1 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement, and, in connection with any registration of additional securities pursuant to Rule 462(b) under the Securities Act of 1933, to sign any abbreviated registration statement and any and all amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, in each case, with the Securities and Exchange Commission, and generally to do all such things in our names and on our behalf in our capacities with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

          SIGNATURES                       TITLE                    DATE
------------------------------  ---------------------------  -------------------

                                Director and Chief
     /s/ JOSEPH R. COFFEY         Executive Officer
------------------------------    (principal executive          March 6, 1997
       Joseph R. Coffey           officer)

     /s/ CRAIG W. CZARSTY       Chairman of the Board of
------------------------------    Directors and President       March 6, 1997
     Craig W. Czarsty, MD

      /s/ JOHN M. AVERSA        Director
------------------------------                                  March 6, 1997
      John M. Aversa, MD

    /s/ JOSEPH A. BALSAMO       Director
------------------------------                                  March 6, 1997
    Joseph A. Balsamo, MD

          SIGNATURES                       TITLE                    DATE
------------------------------  ---------------------------  -------------------

                                Director
------------------------------                                  March 6, 1997
      Neil H. Brooks, MD

    /s/ ELLEN R. FISCHBEIN      Director
------------------------------                                  March 6, 1997
    Ellen R. Fischbein, MD

     /s/ JOHN B. FRANKLIN       Director and Treasurer
------------------------------    (principal financial and      March 6, 1997
     John B. Franklin, MD         accounting officer

                                Director
------------------------------                                  March 6, 1997
     David F. Mintell, MD

      /s/ F.J. MONTEGUT         Director and Secretary
------------------------------                                  March 6, 1997
      F.J. Montegut, MD

   /s/ N. CHANDRA NARAYANAN     Director
------------------------------                                  March 6, 1997
   N. Chandra Narayanan, MD

                                Director
------------------------------                                  March 6, 1997
     John W. Rodgers, MD

   /s/ EARL J. SITTAMBALAM      Director
------------------------------                                  March 6, 1997
   Earl J. Sittambalam, MD